UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

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April 8, 2009

Dear Stockholder:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 12, 2009 at 10:00 A.M. at our corporate offices in Taylor, Michigan. The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our Company’s operations and respond to your questions.

Please vote on the matters presented in the accompanying Notice and Proxy Statement. Your vote is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the Proxy Card. Please review the enclosed Proxy materials carefully and submit your vote today by mail, telephone or internet.

On behalf of our entire Board of Directors, I thank you for your continued support of Masco Corporation and look forward to seeing you on May 12.

Sincerely,

Richard A. Manoogian
Executive Chairman

MASCO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 12, 2009
Time:	10:00 A.M.
Place:	Masco Corporation 21001 Van Born Road Taylor, Michigan 48180

The purposes of the Annual Meeting are:

1. To elect three Class III Directors;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for Masco for 2009;

3. To consider and act upon a proposal to amend the 2005 Long Term Stock Incentive Plan;

4. To consider and act upon a proposal to approve the material terms of the performance goals under the 2005 Long Term Stock Incentive Plan; and

5. To transact such other business as may properly come before the meeting.

The Company recommends that you vote “For” all of the Director nominees, “For” the selection of PricewaterhouseCoopers LLP as independent auditors, “For” the approval of the amendment to the 2005 Long Term Stock Incentive Plan (the “2005 Plan”) and “For” the approval of the material terms of the performance goals under the 2005 Plan.

Stockholders of record at the close of business on March 16, 2009 are entitled to vote at the meeting or any adjournment thereof. Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your Proxy by telephone, by internet, or by completing, signing, dating and returning your Proxy Card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the Proxy Card. You may withdraw your Proxy before it is voted if you do so in the manner specified in the Proxy Statement. Alternatively, you may vote in person at the meeting. Directions to our offices where the meeting will be held are on the back cover of the Proxy Statement.

By Order of the Board of Directors

Barry J. Silverman
Secretary

April 8, 2009

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 12, 2009.

This Proxy Statement and the Masco Corporation 2008 Annual Report
to Stockholders are Available at:
http://www.ezodproxy.com/masco/2009

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF
MASCO CORPORATION

May 12, 2009

GENERAL INFORMATION

The Board of Directors of Masco Corporation is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 12, 2009 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or otherwise made available to stockholders on or about April 8, 2009.

We are paying the expense of this solicitation. Our executive officers and other employees of Masco may solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist in the solicitation of Proxies for a fee of $12,000, plus expenses. We will reimburse brokers and other persons holding Masco common stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

Stockholders of record at the close of business on March 16, 2009 are entitled to vote at the meeting. On that date, there were 359,379,909 shares of Masco common stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Masco common stock entitles the holder to one vote. We will conduct the meeting if a majority of the outstanding shares is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. A broker “non-vote” occurs when the shares that a nominee holds for a beneficial owner are represented at the meeting, but are not voted on a proposal because the nominee has not received specific instruction from the beneficial owner and the nominee does not have discretionary voting power to vote on the proposal.

You can ensure that your shares are voted at the meeting by submitting Proxy instructions by telephone, by internet, or by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided. Submitting your Proxy by any of these methods will not affect your right to attend the meeting and vote. The telephone and internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. Specific instructions for stockholders of record (that is, stockholders who hold their shares in their own name) who wish to use the telephone or internet voting procedures are on the enclosed Proxy Card. You may revoke your Proxy at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy or by notifying us in writing of such revocation (Attention: Barry J. Silverman, Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The term of office of the Class III Directors, consisting of Thomas G. Denomme, Richard A. Manoogian and Mary Ann Van Lokeren, expires at this meeting. The Board proposes the re-election of Messrs. Denomme and Manoogian and Ms. Van Lokeren. The Board of Directors has made an exception to its age 72 retirement policy for Mr. Manoogian based on his leadership of Masco as Chairman and Chief Executive Officer for many years, and his current service as Executive Chairman.

Upon election of the Class III Directors nominated at the Annual Meeting, the terms of office of Class I, Class II and Class III Directors will then expire at the Annual Meeting of Stockholders in 2010, 2011 and 2012, respectively, or when their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies on the Proxy Card will vote the shares represented by each Proxy for the election of the above nominees as Directors unless a contrary direction is given. If prior to the meeting a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

Our Bylaws provide that Directors are elected by a majority of votes cast (except in the case of contested elections, in which case Directors are elected by a plurality). In a majority vote, if the votes cast for a nominee exceed the votes cast against that nominee, the nominee is elected. Votes that are withheld will be treated as abstentions, which along with broker non-votes, will not affect the election since they are not treated as votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has tendered an irrevocable resignation that becomes effective if the majority of the votes cast are against such nominee and if within 90 days after the election results are certified, the Board of Directors (excluding nominees who did not receive a majority of votes for their election) accepts such resignation, which it will do in the absence of a compelling reason otherwise.

Information concerning the nominees and continuing Directors is set forth below.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class I (Term Expiring at the Annual Meeting in 2010)
Dennis W. Archer Chairman, Dickinson Wright PLLC, a Detroit, Michigan-based law firm. Director since 2004.	Mr. Archer, 67, has served as the Chairman of Dickinson Wright PLLC since 2002. Mr. Archer was President of the American Bar Association from 2003 through 2004 and served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985 and in 1986 was elected to an 8-year term. Mr. Archer is a director of Compuware Corporation and Johnson Controls, Inc.
Anthony F. Earley, Jr. Chairman of the Board and Chief Executive Officer, DTE Energy Company, a diversified energy company. Director since 2001.	Mr. Earley, 59, has served as Chairman of the Board and Chief Executive Officer of DTE Energy Company since 1998 and as President and Chief Operating Officer from 1994 to 2004. From 1989 to 1994, he served as President and Chief Operating Officer of Long Island Lighting Company, an electric and gas utility in New York. Prior to 1989, Mr. Earley held several other positions with Long Island Lighting, including Executive Vice President and General Counsel. He is a director of DTE Energy Company and Ford Motor Company.
Lisa A. Payne Vice Chairman and Chief Financial Officer and Director of Taubman Centers, Inc., a real estate investment trust. Director since 2006.	Ms. Payne, 50, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer of Taubman Centers, Inc. from 1997 to 2005. She has been a Director of Taubman Centers, Inc. since 1997. Ms. Payne is a Trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class II (Term Expiring at the Annual Meeting in 2011)

Verne G. Istock Retired Chairman/President of Bank One Corporation. Director since 1997.	Mr. Istock, 68, joined NBD Bank in 1963 and served as Vice Chairman and director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in December 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in October 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions until his retirement in September 2000. Mr. Istock is a director of Kelly Services, Inc. and Rockwell Automation, Inc.
David L. Johnston President and Vice Chancellor of the University of Waterloo, Ontario, Canada. Director since 2003.	Professor Johnston, 67, has served as President and Vice Chancellor of the University of Waterloo since July 1999. Previously, he was Principal and Vice Chancellor of McGill University from 1979 through 1994, at which time he returned to teaching on McGill University’s Faculty of Law. Professor Johnston began his professional career in 1966 as an Assistant Professor in the Faculty of Law at Queen’s University, following which, in 1968, he moved to the Law Faculty of the University of Toronto. In 1974, he was named Dean of the Faculty of Law at the University of Western Ontario. Professor Johnston is a director of CGI Group Inc. and Fairfax Financial Holdings Limited.
J. Michael Losh Retired Chief Financial Officer and Executive Vice President of General Motors Corporation. Director since 2003.	Mr. Losh, 62, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, most recently as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. He is a director of AMB Property Corporation, AON Corporation, Cardinal Health, Inc., H.B. Fuller Company and TRW Automotive Holdings Corp.
Timothy Wadhams President and Chief Executive Officer of the Company. Director since 2007.	Mr. Wadhams, 60, was elected President and Chief Executive Officer of the Company in 2007. He served as the Company’s Senior Vice President and Chief Financial Officer from 2004 to July 2007, and previously served as the Company’s Vice-President — Finance and Chief Financial Officer from 2001 to 2004. Mr. Wadhams joined the Company in 1976 and served in several financial positions before transferring to an affiliated company in 1984, ultimately serving as Executive Vice President — Finance and Administration and Chief Financial Officer of MascoTech, Inc. before returning to the Company in 2001.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class III (Nominees for Term Expiring at the Annual Meeting in 2012)
Thomas G. Denomme Retired Vice Chairman and Chief Administrative Officer of Chrysler Corporation. Director since 1998.	Mr. Denomme, 69, served as Vice Chairman and Chief Administrative Officer of Chrysler Corporation from 1994 until he retired in December 1997, and as a director of Chrysler Corporation from 1993 through 1997. He joined Chrysler Corporation in 1980 and was elected Vice President — Corporate Strategic Planning in 1981, Executive Vice President — Corporate Staff Group in 1991, and Executive Vice President and Chief Administrative Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing Policy and Strategy Office and Director, Sales Operations Planning.
Richard A. Manoogian Executive Chairman of the Company. Director since 1964.	Mr. Manoogian, 72, joined the Company in 1958 and was elected Vice President and a Director in 1964 and President in 1968. Mr. Manoogian served as Chief Executive Officer from 1985 until July 2007, when he was elected Executive Chairman. He has been the Chairman of the Board of Directors of the Company since 1985. He is a director of Ford Motor Company.
Mary Ann Van Lokeren Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm. Director since 1997.	Ms. Van Lokeren, 61, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and previously as its Secretary upon joining the company in 1978. She is a director of The Laclede Group, Inc.

CORPORATE GOVERNANCE

The Board of Directors continues to focus on Masco’s corporate governance principles and practices and is committed to maintaining high standards of ethical business conduct and corporate governance for Masco.

Directors’ Independence

Masco’s Corporate Governance Guidelines require that a majority of our Directors qualify under the independence and experience requirements of applicable law and the New York Stock Exchange (“NYSE”). For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with Masco. The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, adopted categorical independence standards to assist it in making a determination of independence for Directors. Masco’s independence standards are posted on our website at www.masco.com and are attached to this Proxy Statement as Appendix A.

The Board has made an affirmative determination that all of our non-employee Directors are independent. The independent Directors are Messrs. Archer, Denomme, Earley, Istock and Losh, Professor Johnston, Ms. Payne and Ms. Van Lokeren. Mr. Peter A. Dow, who retired as a Director in May 2008, was considered independent during his service. In making its independence determination for each non-employee Director, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each Director and the Company. With respect to Mr. Earley, the Board considered the annual amount of sales to Masco by DTE Energy Company, where he serves as Chairman of the Board and Chief Executive Officer, and determined that the amount of sales in each fiscal year was significantly below 2% of that company’s annual revenues. With respect to Messrs. Archer, Dow, Earley, and Istock and Ms. Payne, the Board considered the annual amount of Masco’s discretionary charitable contributions to charitable organizations where those individuals serve as a director, and determined that those individuals were not active in the day-to-day operations of the charitable organizations and that Masco’s contributions were significantly less than the greater of $1 million or 2% of the respective organization’s revenues.

Board of Directors and Committees of the Board

Standing committees of the Board of Directors include the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each member of these three committees qualifies as independent as defined in Masco’s Corporate Governance Guidelines. These committees function pursuant to written charters adopted by the Board. The full text of the charters for these three committees, as well as Masco’s Corporate Governance Guidelines and Masco’s Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics, if any, will be posted on our website in accordance with applicable requirements. The information on our website is not a part of this Proxy Statement or incorporated into any other filings we make with the Securities and Exchange Commission (the “SEC”).

During 2008, the Board of Directors held seven meetings and each Director attended at least 75% of the Board meetings and applicable committee meetings. It is the Company’s policy to encourage Directors to attend the Annual Meeting of Stockholders. All Directors attended the 2008 Annual Meeting of Stockholders.

The non-employee Directors meet in executive session without management at each regularly scheduled meeting of the Board of Directors. Mr. Istock was selected by the non-employee Directors to serve as the presiding Director for these executive sessions.

Any interested party that wishes to communicate directly with the presiding Director or the non-employee Directors as a group may send such communication to: Presiding Director, Masco Board of Directors, in care of Barry J. Silverman, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180. Stockholders may also send communications to the full Board of Directors, in care of Mr. Silverman, at the above address.

Audit Committee

The Audit Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, Earley, Istock and Losh and Ms. Payne, held six meetings during 2008. The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is financially literate and that at least four members of the Committee, Messrs. Earley, Istock, Losh and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on Masco’s Audit Committee.

Interested parties may send complaints relating to accounting, internal accounting controls or auditing matters to the Chairman of the Masco Audit Committee, in care of Barry J. Silverman, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

Organization and Compensation Committee

The Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”), currently consisting of Messrs. Earley, Istock and Losh, Professor Johnston and Ms. Van Lokeren, held eight meetings during 2008. The Compensation Committee determines executive compensation, evaluates Masco’s management, determines and administers awards and options granted under our stock incentive plan and directs Masco’s succession planning process. This Committee exercised its authority to engage outside advisors and, for the past five years, has retained Hewitt Associates. Information about the Compensation Committee’s process and procedures for consideration and determination of executive compensation is presented in “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, and Istock, Professor Johnston, Ms. Payne and Ms. Van Lokeren, held four meetings during 2008. The Corporate Governance and Nominating Committee serves in an advisory capacity to the Board on the governance structure and conduct of the Board and has responsibility for developing and recommending to the Board appropriate Corporate Governance Guidelines. In addition, the Committee identifies qualified individuals for nomination to the Board, recommends Directors for appointment to Board committees and evaluates current Directors for re-nomination to the Board or re-appointment to Board committees.

The Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Corporate Governance and Nominating Committee believes that Directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of Directors should provide a source of advice and guidance to Masco’s management. A Director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between the interests of Masco and the interests of those with whom Masco does business. Each Director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the Director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the NYSE.

The Committee uses a number of sources to identify and evaluate nominees for election to the Board. It is the Committee’s policy to consider Director candidates recommended by stockholders. These candidates are evaluated at regular or special meetings of the Committee, and all candidates, including those recommended by stockholders, are evaluated against the same criteria as described above or any others established by the Committee or the Board. Stockholders wishing to have the Committee consider a candidate should submit the candidate’s name and pertinent background information to Barry J. Silverman, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180. Stockholders who wish to nominate Director candidates for election to the Board should follow the procedures set forth in our charter and Bylaws. For a summary of these procedures, see “2010 Annual Meeting of Stockholders” below.

COMPENSATION OF DIRECTORS

Messrs. Manoogian and Wadhams, who are employees of the Company, do not receive additional compensation for their services as Directors. Our compensation program for non-employee Directors includes both cash compensation and equity compensation designed to support their focus on long-term stockholder value and to recognize their long-term commitment to serve the Company. Non-employee Directors receive an annual retainer of $80,000, of which one-half is paid in cash. In order to more closely align the compensation of non-employee Directors with the long-term enhancement of stockholder value, the other half of the retainer is paid by means of restricted stock granted under our 2005 Long Term Stock Incentive Plan in accordance with our Non-Employee Directors Equity Program (the “Directors Equity Program”). Grants of restricted stock vest in 20% equal annual installments over a five-year period. A new non-employee Director is given an initial grant of restricted stock valued at one-half of the Director’s total retainer for the initial five years of anticipated service on the Board (subject to adjustment for partial years and for any increase in the annual retainer during the five-year period). After full vesting of the initial grant, each non-employee Director thereafter receives an annual grant of restricted stock valued at one-half of the annual retainer. These grants vest over the succeeding five years.

The Directors Equity Program also provides for the grant to each non-employee Director on the date of each Annual Meeting of Stockholders of a non-qualified stock option to purchase 8,000 shares of Masco common stock at the fair market value on the date of grant. In addition, each new non-employee Director receives a one-time non-qualified stock option grant of 32,000 shares under our 2005 Long Term Stock Incentive Plan. All of these options become exercisable in equal annual installments on the first five anniversaries of the grant date. Each option has a ten-year term for exercise, except that options may generally be exercised for only a limited period of time following death or, for options granted before October 27, 2005, following termination of service as a non-employee Director for any reason other than permanent and total disability or retirement on or after Masco’s normal retirement age for Directors.

The Directors Equity Program restricts Directors from engaging in certain competitive activities while serving as a Director and for one year following termination of service as a Director. Upon breach of this noncompete agreement, we may require the Director to pay us certain amounts realized from awards of restricted stock and option exercises, to the extent realized on or after termination or within two years prior to termination.

The Board has established stock ownership guidelines for non-employee Directors that require Directors to retain at least 50% of the shares of restricted stock they receive until their termination from service as a Director. The vesting arrangements and stock retention requirement are intended to assure that non-employee Directors maintain a financial interest in Masco over an extended period of time.

We provide a few additional benefits to Directors. Non-employee Directors are eligible to participate in our matching gifts program (which is generally available to our employees) pursuant to which we will match gifts made to eligible 501(c)3 tax-exempt organizations up to an aggregate of $10,000 (for 2008) and $5,000 (for 2009) for each participant. In addition, if space is available, a Director’s spouse is permitted to accompany a Director who travels to attend Board or committee meetings on Company aircraft. We have permitted, on an infrequent basis, non-employee Directors’ personal use of Company aircraft, although no such use occurred during 2008. Directors are also eligible to participate in our employee purchase program, which is generally available to our employees and enables them to purchase our products for their personal use at discounted prices. Former non-employee Directors who make themselves available for consulting receive an amount equal to the cash portion of the Directors’ fee for the remainder of the calendar year in which their service on the Board ends and $50,000 per year for two calendar years thereafter.

The following table shows 2008 compensation for our Directors, other than Messrs. Manoogian and Wadhams, who are also Masco employees and receive no additional compensation for their service as Directors. The amounts shown under “Stock Awards” and “Option Awards” are the amounts we are required to expense for accounting purposes rather than the value of awards granted in 2008. The variation in these amounts among our Directors reflects the expensing requirements of FAS 123R described below, under which expense accruals are calculated based, in part, on the proximity of the Director’s age to Masco’s normal employee retirement age of 65.

2008 Director Compensation

	Cash Fees	Stock	Option
Name	Earned(1)	Awards(2)(3)	Awards(2)(4)	Total(5)

Dennis W. Archer	$65,500	$0	$136,992	$202,492
Thomas G. Denomme	$73,000	$42,085	$70,138	$185,223
Peter A. Dow(6)	$55,000	$0	$40,458	$95,458
Anthony F. Earley, Jr.	$62,500	$32,167	$78,800	$173,467
Verne G. Istock	$83,500	$40,003	$70,138	$193,641
David L. Johnston	$68,500	$40,003	$132,687	$241,190
J. Michael Losh	$79,000	$26,845	$146,249	$252,094
Lisa A. Payne	$62,500	$43,130	$82,056	$187,686
Mary Ann Van Lokeren	$78,500	$27,314	$79,389	$185,203

(1)	The amounts shown in this column include the annual cash retainer of $40,000, meeting fees ($1,500 per Board or Committee meeting attended in person or by telephone), and chairmanship fees ($7,500 each for Messrs. Losh and Denomme as chairman of the Audit Committee for one-half of the year, $10,000 for Ms. Van Lokeren as chairperson of the Compensation Committee (prorated to reflect an increase from $7,500 to $12,500 effective May 2008), and $7,500 for Mr. Istock as chairman of the Corporate Governance and Nominating Committee).

(2)	These columns reflect the amount expensed by Masco in 2008 under FAS 123R, which includes expense relating to restricted stock and options granted in 2008 as well as in prior years. (Messrs. Archer and Dow did not receive stock awards in 2008 and expense relating to restricted stock previously granted to them was fully expensed prior to 2008.) Under FAS 123R the expensing period for our equity awards is the shorter of the vesting period or the period to normal retirement age. For restricted stock, the amount expensed is based on the fair market value on the date of grant. For options, the determination of fair market value uses the same assumptions set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Directors have no assurance that they will realize the amounts reflected in this table. For restricted stock, the Directors only realize the value of the long-term incentive restricted stock awards over an extended period of time because scheduled vesting of awards generally occurs pro rata over five years from the date of grant and, as stated above, one-half of these shares must be retained until completion of their service on the Board. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its common stock. On May 13, 2008, we granted awards of restricted stock for 2,160 shares (with a grant date fair value of $40,000) to each of the current non-employee Directors other than Mr. Archer and Ms. Payne, who received their initial stock award grant under this Plan within the previous five years. On May 13, 2008, each non-employee Director also received a stock option for 8,000 shares with an exercise price of $18.52 (each share having a grant date fair value of $3.71).

(3)	The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2008 for each Director was: 1,150 shares for Mr. Archer; 3,222 shares for Mr. Denomme; 2,180 shares for Mr. Dow; 4,340 shares for Mr. Earley; 3,878 shares for Mr. Istock; 3,222 shares for Professor Johnston; 3,222 shares for Mr. Losh; 5,520 shares for Ms. Payne; and 3,878 shares for Ms. Van Lokeren.

(4)	The aggregate number of stock options outstanding as of December 31, 2008 for each Director was: 64,000 shares for Mr. Archer; 80,000 shares for Mr. Denomme; 88,000 shares for Mr. Dow; 96,000 shares for Mr. Earley; 112,000 shares for Mr. Istock; 72,000 shares for Professor Johnston; 72,000 shares for Mr. Losh; 48,000 shares for Ms. Payne; and 112,000 shares for Ms. Van Lokeren.

(5)	During 2008, there were no perquisites for Directors required to be disclosed.

(6)	Mr. Dow retired from the Board upon the expiration of his term in May 2008.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of Masco common stock as of March 16, 2009 by (i) each of the Directors, (ii) each named executive officer in the “Summary Compensation Table,” (iii) all of our Directors and executive officers as a group, including Messrs. Gargaro and Leekley who have retired, and (iv) all persons who we know are the beneficial owners of five percent or more of Masco common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

	Shares of	Percentage of
	Common Stock	Voting Power
	Beneficially	Beneficially
Name	Owned(1)	Owned

William T. Anderson(2)	285,483	*
Dennis W. Archer	46,200	*
Donald J. DeMarie, Jr.	670,198	*
Thomas G. Denomme	93,610	*
Anthony F. Earley, Jr.(3)	92,090	*
Eugene A. Gargaro, Jr.(4)	2,501,980	*
Verne G. Istock	125,160	*
David L. Johnston	63,980	*
John R. Leekley(5)	818,882	*
J. Michael Losh	66,980	*
Richard A. Manoogian(4)	13,116,639	3.6%
Lisa A. Payne	27,500	*
John G. Sznewajs	384,495	*
Mary Ann Van Lokeren	121,660	*
Timothy Wadhams(6)	1,359,828	*
All 17 Directors and executive officers of Masco as a group(4)	18,140,768	5.0%
Capital World Investors(7) (a division of Capital Research and Management Company) 333 South Hope Street, Los Angeles, CA 90071	24,203,200	6.7%
Barclays Global Investors (Deutschland) AG(8)
Apianstrasse 6 D-85774 Unterföhring, Germany	21,691,504	6.03%
FMR LLC(9) 82 Devonshire Street, Boston, MA 02109	36,056,983	10.03%

*	Less than one percent

(1)	Includes unvested restricted stock award shares held under our stock incentive plans (95,790 shares for Mr. Anderson; 314,037 shares for Mr. DeMarie; 2,396 shares for each of Messrs. Denomme and Losh and Professor Johnston; 3,196 shares for Mr. Earley; 42,846 shares for Mr. Gargaro; 2,888 shares for each of Mr. Istock and Ms. Van Lokeren; 90,882 shares for Mr. Leekley; 480,588 shares for Mr. Manoogian; 4,140 shares for Ms. Payne; 132,995 shares for Mr. Sznewajs; 397,271 shares for Mr. Wadhams; and 1,737,691 shares for all of our Directors and executive officers as a group) and shares which may be acquired before May 16, 2009 upon exercise of stock options issued under our stock incentive plans (175,291 shares for Mr. Anderson; 41,600 shares for Mr. Archer; 327,160 shares for Mr. DeMarie; 64,000 shares for Mr. Denomme; 80,000 shares for Mr. Earley; 188,800 shares for Mr. Gargaro; 96,000 shares for each of Mr. Istock and Ms. Van Lokeren; 56,000 shares for each of Professor Johnston and Mr. Losh; 528,000 shares for Mr. Leekley; 4,099,517 shares for Mr. Manoogian; 17,600 shares for Ms. Payne; 215,912 shares for Mr. Sznewajs; 688,759 shares for Mr. Wadhams; and 7,072,365 shares for all of our Directors and executive officers as a group). Holders have sole voting but no investment power over unvested restricted shares and have neither voting nor investment power over unexercised option shares.

(2)	Includes 440 shares owned by Mr. Anderson’s wife as to which he disclaims beneficial ownership.

(3)	Mr. Earley shares with his wife voting and investment power over the shares of Company common stock directly owned by him.

(4)	Shares owned by Messrs. Manoogian and Gargaro and by all of our Directors and executive officers as a group include in each case an aggregate of 2,218,100 shares owned by charitable foundations for which Messrs. Manoogian and Gargaro each serves as a director or officer, and 3,000 shares held by trusts for which Mr. Manoogian serves as a trustee. The Directors and officers of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Messrs. Manoogian and Gargaro each disclaims beneficial ownership of such shares. Excluding unvested restricted stock, shares which he has a right to acquire, and shares owned by a charitable foundation or trust, substantially all of the shares directly owned by Mr. Manoogian have been pledged.

(5)	Substantially all of the shares directly owned by Mr. Leekley have been pledged.

(6)	33% of the shares directly owned by Mr. Wadhams have been pledged.

(7)	Based on a Schedule 13G dated February 6, 2009 and filed with the SEC, at December 31, 2008, Capital World Investors is deemed to beneficially own and have the power to dispose of an aggregate of 24,203,200 shares of Masco common stock, and to have neither shared nor sole voting power for any of such shares. Capital World Investors disclaims beneficial ownership of all of these shares.

(8)	Based on a Schedule 13G dated February 6, 2009 and filed with the SEC, at December 31, 2008, Barclays Global Investors (Deutschland) AG beneficially owned 21,691,504 shares of Masco common stock, with sole voting power over 19,003,771 shares, shared voting power over no shares and sole power to dispose of all of the shares.

(9)	Based on a Schedule 13G dated March 9, 2009 and filed with the SEC, at February 28, 2009, these shares of Masco common stock were beneficially owned by FMR LLC and certain of its affiliates. FMR LLC reported that it and certain of its affiliates have sole power to dispose or direct the disposition of 36,056,983 shares and sole power to vote or direct the vote on 461,213 shares.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of the Company’s independent registered public accounting firm (“independent auditors”), the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements and by employees and officers with the Company’s Code of Business Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2008, including a discussion of the quality and the acceptability of the Company’s financial reporting and disclosure controls and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies.

The Audit Committee obtained from the Company’s independent auditors, PricewaterhouseCoopers LLP, the letter required by Rule 3526 of the Public Company Accounting Oversight Board “Communication with Audit Committees Concerning Independence,” and discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to PricewaterhouseCoopers LLP’s independence. The Audit Committee considered and determined that such independent auditors’ provision of non-audit services to the Company is compatible with maintaining their independence. The Audit Committee reviewed various matters with the independent auditors, who are responsible for expressing an opinion on the Company’s financial statements as of and for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting, based on their audit. The Audit Committee met with the independent auditors and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including their judgment as to the quality and the acceptability of the Company’s financial reporting, internal control over financial reporting and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee also met with the independent auditors without management present.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s financial statements as of and for the year ended December 31, 2008 be included in its Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee also reappointed, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company’s independent auditors.

J. Michael Losh, Chairman
Dennis W. Archer
Thomas G. Denomme
Anthony F. Earley, Jr.
Verne G. Istock
Lisa A. Payne

COMPENSATION DISCUSSION AND ANALYSIS

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented senior corporate executives and motivating them to work collaboratively to achieve our business objectives. Our programs therefore stress compensation that is contingent on corporate performance and the price of Masco common stock, particularly over the long-term. The primary components of our executive compensation are base salary, a performance-based cash bonus, performance-based restricted stock awards and stock option grants. Our executive officers participate in retirement programs for key employees and in other group benefits generally available to all corporate office employees, and certain executive officers have access to a limited number of additional benefits. Our executive officers do not have employment or severance agreements.

Executive Compensation Highlights

During the past several years, we have been strongly committed to increasing our variable performance-based compensation opportunity as a percentage of total compensation, while reducing the emphasis on fixed compensation such as annual base salary, executive benefits, and perquisites. In 2008 and in early 2009, we made the following changes to further strengthen our performance-driven approach to compensation:

•	In July 2008, our Compensation Committee at management’s recommendation implemented a 5% salary reduction for executive officers generally and froze salaries at the reduced levels for an additional two years. Our executive officers have not received salary increases in four of the last six years, except in connection with promotions that involved major changes in responsibilities.

•	In 2008, management undertook a comprehensive assessment of the Company’s retirement plans including 401(k), profit sharing, pension, and the Supplemental Executive Retirement Plan (“SERP”) in which all of the named executive officers participate. In keeping with our commitment to performance-based compensation, and as part of our initiative to manage our compensation expense more effectively, we concluded that a transition from a defined benefit to a defined contribution approach for our retirement plans was appropriate. This change is also consistent with an ongoing trend in compensation practices in favor of defined contribution plans. Since less than one-quarter of our U.S. employees currently participate in defined benefit plans, this change also supports a more consistent Company-wide approach to employee benefits.

•	In early 2009, the Compensation Committee approved management’s request to “freeze” our SERP and other qualified and non-qualified defined benefit retirement plans for all U.S. employees effective January 1, 2010. This means that participants will generally keep benefits earned but will not accrue additional benefits past that date. In place of the defined benefit plans, we are generally implementing employer matching contributions to our 401(k) plans, and introducing an additional performance-based contribution element to our profit sharing plans. Beginning January 1, 2010, participants in our profit sharing plans, including all executive officers, will have their annual cash bonus included in the definition of earnings under the plan. These changes are consistent with our emphasis on performance-driven compensation over fixed compensation and our commitment to providing market-competitive retirement benefits.

•	In early 2009, the Company revised the timing of certain of its compensation decisions to better coordinate with our annual corporate assessments of management development and performance made during the first quarter. The annual option grant program and base salary review were moved from mid-year to the first quarter, so that base salary, cash bonus, restricted stock and stock option determinations will all be made in the same time frame.

Due to the current difficult business environment, performance-based bonus targets proved to be extremely challenging, and no cash bonuses or restricted stock awards were earned by the named executive officers for 2008. The general result of these developments was a reduction in 2008 executive compensation, although this is not apparent in the Summary Compensation Table due to SEC disclosure requirements for presentation in the Table. Also, because our outstanding awards vest over a much longer period than at most companies, the economic downturn’s impact on our stock price has had a more significant effect on long-term compensation for our employees who receive stock compensation, especially our executive officers for whom the majority of their compensation is stock-based. However, we continue to believe that long-term vesting is in the best interest of our Company and its stockholders, since it so closely ties compensation to sustained long-term performance.

Our Compensation Principles

One of the critical responsibilities of the Board of Directors and senior management is to maintain a strong leadership team for our Company. We seek to attract and retain individuals who possess the outstanding personal qualities and experience that are essential to executive effectiveness and to the Company’s performance. These individuals are in demand by competitors within our industry as well as by others, and they usually have alternative employment opportunities. While non-monetary factors may provide significant motivation for these individuals, financial considerations are often persuasive in career decisions. Consequently, we must offer opportunities and compensation programs that are attractive to the individual and at the same time are compatible with the long-term interests of our stockholders. It is important that we retain executives who can effectively lead our business operations, particularly in difficult times. Compensation is one of several key elements necessary to maintain a strong leadership team.

We consider the inherent uncertainty involved in identifying, isolating and measuring individual contributions to corporate performance in the short-term as well as the long-term. Our approach to executive compensation emphasizes corporate rather than individual performance for our executive management group, because our operating strategy encourages collaboration and cooperation among our business and corporate functions for the overall benefit of Masco. Moreover, corporate performance will often be affected by factors outside senior management’s control (such as changes in economics or industry trends). Therefore, individual contributions may not be accurately measured solely by short-term corporate performance. Likewise, financial results for a particular year may not reflect our business strategies that enhance long-term stockholder value. Although we emphasize corporate performance, individuals may receive special recognition through adjustment of base salary or special equity awards as a result of their individual contributions, increased responsibilities and promotions. We use various performance metrics in the design and implementation of our compensation programs, but we also believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements but also the exercise of discretion and sound business judgment by senior management and by the Compensation Committee.

As a home improvement and building products and services company, the cyclical nature of our industries is an important factor in designing and implementing executive compensation programs that reward executives for actions that benefit our stockholders’ long-term interests. Our leaders must include executives who are capable and motivated to manage our business through all phases of our industries’ economic cycles. Compensation programs are designed to reflect the value of the management team’s contributions to the Company and the Company’s performance in light of the current general economic and industry conditions. It is important to note that performance-based variable compensation and equity participation are critical to the Company’s strategy.

Compensation Objectives

Considering our compensation principles and our industries, and the important role of compensation in maintaining a talented executive team, we have developed the following objectives for our executive compensation programs.

•	Compensation programs should emphasize performance

Our executive compensation programs should be performance-oriented so that our executives’ interests align with those of our stockholders and achieve our business objectives. We design our incentive compensation programs to correlate the performance criteria used by these programs with the metrics we consider most significant to long-term stockholder value, such as earnings per share and cash flow. In administering these programs, we consider the relationship of compensation to our Company’s performance and the individual’s responsibilities and contributions to such performance.

•	Long-term focus is paramount

Compensation programs that have significant long-term focus and emphasize long-term corporate performance serve our commitment to maximize long-term stockholder value by attracting and retaining the executive talent we desire. This focus also evidences our emphasis on management stability and long-term retention, particularly through the course of our industry cycle and considering general economic conditions.

•	Total compensation must be competitive

The demand for top executive talent requires us to maintain compensation programs that, in the aggregate, can compete with compensation packages available to such individuals for alternative positions. Competitive compensation reduces costly and disruptive executive turnover. We want to attract, develop and retain strong executives who will understand the complexities of our business and the industries we serve and who will remain committed to our Company.

•	Compensation programs must be flexible

We evaluate our executive compensation programs in the aggregate. In order to adapt and respond to individual circumstances and changing business conditions, we use a variety of components that permit flexibility in establishing and adjusting executive compensation packages. We also recognize the importance of preserving for the Committee and senior management the ability to exercise discretion and judgment with respect to our compensation programs.

The application of these objectives to our executive compensation programs is discussed in the “Analysis of 2008 Executive Compensation” section below.

Compensation Components

Our current compensation arrangements for our executive officers and other key employees consist of several components, each of which is designed to serve a specific purpose, as described in the “Analysis of 2008 Executive Compensation” section below. The key components are:

•	Fixed base salary

•	Performance-based annual cash bonus

•	Performance-based annual award of restricted common stock

•	Annual stock option grant

•	Other benefits, principally our retirement programs

As discussed below, we use a combination of these components to provide a total compensation package that achieves our objectives.

No Employment Contracts or Severance Arrangements

It is the Company’s general policy not to enter into employment contracts with our executive officers or otherwise to establish individual severance or other arrangements that entitle them to additional compensation such as salary or bonus following termination of employment (except in the case of retirement or other post-termination arrangements applicable generally to participants under our benefit plans). Our executive officers are “at-will” employees who may be terminated at the Company’s discretion. We believe this preserves for the Company greater flexibility in its employment arrangements while permitting us to address specific circumstances as needed. Further, we have structured our compensation plans to prohibit competitive activities following termination of employment and to provide other significant protections that the Company has the discretion to exercise. Depending on circumstances, we may require a participant to forfeit unvested equity awards upon voluntary or involuntary termination of employment or even to return compensation previously earned.

Compensation Practices and Procedures

The Company’s compensation programs are generally broad-based and applicable to all of our key employees, including executive officers. These programs are principally developed and administered by senior management, with independent oversight, direction, and approval by the Committee, which ultimately establishes and is responsible for our compensation policies.

Comparative Compensation

For comparative purposes, we generally focus on a select group of publicly traded companies. We believe these comparison companies are representative of the types of firms with which we compete for executive talent, although we believe we also compete with private equity and other non-public companies as well. The skills and responsibilities we require in our executives are generally not unique to our industries or markets. Nevertheless, a number of the representative public companies we have selected for comparison operate one or more lines of business that compete in our industries or markets. Other major factors we use to select this compensation “peer group” include revenues, net income and market capitalization. Our revenues, net income and market capitalization are generally within the mid-range of this peer group.

The peer companies are:

•	The Black & Decker Corporation
•	Centex Corporation
•	Danaher Corporation
•	Dover Corporation
•	D.R. Horton, Inc.
•	Emerson Electric Co.
•	Fortune Brands, Inc.
•	The Home Depot, Inc.
•	Illinois Tool Works Inc.
•	ITT Industries, Inc.
•	KB Home
•	Lennar Corporation
•	Lowe’s Companies, Inc.
•	M.D.C. Holdings, Inc.
•	Newell Rubbermaid Inc.
•	NVR, Inc.
•	Pulte Homes, Inc.
•	The Ryland Group, Inc.
•	The Sherwin-Williams Company
•	SPX Corporation
•	The Stanley Works
•	Textron Inc.
•	Toll Brothers, Inc.
•	United Technologies Corporation
•	3M Company

For each named executive officer, we compare the overall competitiveness of total compensation, as well as each major component of compensation and the mix of components, with the peer group. We do not target executive compensation to specific compensation levels at other companies. When we review the compensation reported by other companies, we note factors that may have influenced the compensation paid by them, such as contractual compensation commitments they may have made to their executives, their corporate financial performance and the performance of their publicly traded stock. The Committee also considers the aggregate compensation of the named executive officers as a percentage of our net income and compares our percentage to that of the peer group.

Independent Consultant

We use a variety of resources in addition to publicly available data and published compensation surveys in order to establish compensation levels. Even though management on occasion utilizes the services of outside compensation experts, the Committee has exercised its authority to retain its own advisors, and since 2003, it has separately engaged Hewitt Associates, a global human resources consulting firm, to provide the Committee with independent advice on executive compensation matters. The major items for which the Committee asked Hewitt for its expert assistance were the revised schedule for certain annual compensation decisions, the restructuring of our retirement plans, including the substantial curtailment of our Supplemental Executive Retirement Plan and consequences to our executives who would be significantly disadvantaged, our special grant of restricted stock awards and the pricing mechanism for our equity awards. In addition to responding to specific requests the Committee may make from time to time, Hewitt meets with the Committee in executive sessions without management, assists the Committee in its review of peer group compensation and advises the Committee on its implementation of our compensation objectives. The Company has not requested and does not intend to request that Hewitt provide additional services for the Company, other than the purchase of annual compensation surveys. The cost of these surveys in 2008 was $7,455.

Use of Tally Sheets

During 2008, we continued our practice of providing to the Committee a tally sheet that comprehensively summarizes the various components of total compensation for our President and Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, the other named executive officers and selected other executives. The tally sheet, which is prepared by our human resources department and provided to the Committee early in each calendar year, includes base salary, annual performance-based cash bonus, long-term stock incentive compensation, dividends on unvested shares of restricted stock previously earned, our costs for the foregoing and for perquisites and other benefits, including the annual costs under our retirement plans. Our tally sheet allows the Committee to compare an executive’s compensation with the compensation of our other executives as part of its consideration of internal and external pay equity. The Committee considers prior executive compensation history, including the extent to which the Committee exercised positive or negative discretion. Amounts actually realized by an executive from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by the Committee, particularly insofar as it is intended to support executive retention.

Annual Review Process

In early 2009, as part of a general rationalization of our talent review and development process, we revised the review schedule for certain components of our compensation arrangements. We moved our review of fixed base salary and stock option grants from mid-year to the first quarter, which is the same time at which we have historically determined the level of achievement under the annual performance-based cash bonus and performance-based restricted stock award programs. We believe that determining these four elements of annual compensation together at the beginning of the year enables the Committee to optimize the executives’ compensation mix, and to better align compensation with our talent review and development process. This sequence also provides a better foundation for establishing the performance criteria and opportunity levels for the current year under our annual cash and restricted stock incentive programs.

Masco’s talent review and development process is used by the Committee and the Company’s President and Chief Executive Officer and Chief Operating Officer as they review compensation for individual executives. This process is part of our succession planning, and is how we identify and evaluate our key employees, including our executive officers, on an annual basis. The process also emphasizes executive development and performance in order to keep compensation in perspective as one element of a strong leadership team. As part of this program, our President and Chief Executive Officer and Chief Operating Officer develop a written assessment of each of the other executives who report to them. The assessment evaluates the executive’s performance, development progress and plans, and potential for advancement, and also considers market demand for the executive’s skill set. These assessments are provided to and discussed with the Committee and are considered by the Committee in connection with executive compensation determinations and promotions.

In evaluating our Executive Chairman, our President and Chief Executive Officer, and our Chief Operating Officer, and determining their compensation, the Committee considers the factors noted above for other executives, and also considers qualities of leadership and responsibility necessary for their positions, their relationships with our employees, customers, suppliers, Board of Directors, stockholders and the investment community, the contribution of their leadership to Company performance and governance, the impact of their leadership on the performance of our executive management team and their reputation for representing the Company in the community.

Analysis of 2008 Executive Compensation

The Committee considers each component of executive compensation as part of its annual process. As the Committee determines each of the various components of compensation for the President and Chief Executive

Officer and the other named executive officers, it also considers the objectives described above and each of the other components, and compares each element to companies in the peer group as well as to total compensation.

Cash Compensation

Under our prior schedule, executive base salaries were reviewed annually in July. In response to deteriorating market conditions, and to continue the increased focus on pay-for-performance we have established over the last several years as discussed below, executive base salaries were generally reduced by 5% in 2008, and frozen at those reduced levels, which we believe are generally at or below the median base salary levels at our peer group of companies, for two years. In light of this reduction, the maximum opportunity levels under our annual cash and restricted stock incentive bonus programs were increased by 30%. These actions were not taken with respect to our President and Chief Executive Officer and our Chief Operating Officer, whose salaries were already set below the median pay of our peers when they accepted their positions in 2007. Base salary is a major factor in the formulas for performance-based cash bonuses and performance-based restricted stock awards, as well as for options and retirement benefits. Base salary provides current compensation and is not typically adjusted on account of Company performance, although on occasion salaries have been frozen or reduced, as was done in July 2008.

During the past several years, and again in July 2008 as noted above, we have reduced the percentage of total compensation represented by base salary and have increased the variable performance-based compensation opportunities in order to more closely align executive compensation with our stockholders’ interests and our business objectives, and to reflect changes to the mix of fixed versus variable compensation that had occurred in the marketplace. As a result of this changed emphasis, in four of the last six years our executive officers did not receive increases in base salary, except in connection with promotions and changes in responsibilities, or if salaries were determined to be well below the competitive market level.

As a result of our emphasis on pay-for-performance, variable compensation represents an even larger percentage of the aggregate of base salary plus cash bonus and restricted stock award opportunities than it did previously, having been increased from 67% to 72% for all named executive officers except for Messrs. Wadhams, DeMarie and Manoogian. Variable compensation remains at 86% for Mr. Wadhams and at 80% for each of Messrs. DeMarie and Manoogian. Accordingly, our President and Chief Executive Officer, our Chief Operating Officer and our Executive Chairman have the most potential compensation at risk of all of our executives.

Annual cash bonuses, shown in the “Non-Equity Incentive Plan Awards” column of the Summary Compensation Table, are determined under our annual cash bonus incentive compensation plan. These performance-based bonuses are directly tied to Company performance by linking executive officers’ annual cash bonus opportunities to a schedule of earnings per share targets. Under this program, an executive officer’s annual performance-based cash bonus opportunity depends upon our attained earnings for the year under a schedule of earnings per share targets. The maximum bonus opportunity is 300% of base salary for our President and Chief Executive Officer, 200% for our Executive Chairman and for our Chief Operating Officer and 130% (increased from 100% as noted above) for our other executive officers. There were no annual cash bonuses earned for 2008.

In the first quarter of each year, senior management and the Committee review the Company’s forecasted performance expectations for the year, taking into account general economic and industry market conditions, and as a result of that review, the Committee approves a graduated schedule of performance targets for purposes of both the annual cash bonus and the annual restricted stock incentive programs discussed below. Earnings per share has historically been selected as the only measure for determining incentive compensation because it reflects the Company’s overall financial performance for the year, although the annual restricted stock incentive program has also taken into consideration progress toward improvement in return on invested capital. Because of the importance of operating earnings to stockholder value, reported earnings per share is adjusted in establishing this schedule to exclude the effects of special charges, gains and losses from corporate divestitures, certain other non-operating income and expenses and the benefit resulting from any stock repurchases in excess of a predetermined amount. The Committee and senior management periodically review this metric, and determined to add an additional metric for 2009 and later years as discussed below. Although we do not set specific financial or operational goals within the areas of responsibility of our named executive officers, the Committee may exercise negative discretion to reduce bonuses regardless of the earnings target actually attained.

Under this graduated earnings per share schedule, as earnings per share change, the incentive bonus for an executive officer can vary between zero (if the Company fails to attain the minimum target) and, for performance at or above the upper end of the range, the maximum bonus opportunity as described above. The maximum bonus the Company would pay under this schedule is capped even if Company performance exceeds the maximum target, and regardless of increases in stockholder value. The Committee has adopted a policy that permits the Company at the Committee’s discretion to recover all or a portion of the performance-based cash bonuses paid to executive officers, if the earnings per share or other performance criteria upon which such bonuses were based were subsequently determined to be incorrect and, if properly determined or applied, would have reduced the size of the bonuses paid.

At the time the Committee established the 2008 bonus schedule early in the year, the Committee expected that the adverse impact of declining housing starts and decreased consumer spending for home improvement products would be even greater in 2008 than it had been in 2007, but did not anticipate the dramatic deterioration in general economic and market conditions that occurred in 2008. The schedule established for 2008 provided for bonuses ranging from the maximum opportunity level, if earnings per share (adjusted as described above) was at least $1.70, to 20% of the maximum opportunity level, if adjusted earnings per share was $0.70. Achieving the “target” award level shown below would entitle the executive to receive his target percentage; achieving the “maximum” award level shown below would entitle the executive to receive his maximum percentage. Since performance in 2008 did not exceed the “threshold” award level shown below, no cash bonus was earned.

PERFORMANCE SCHEDULE FOR 2008

Measure of	Needed to Achieve	Needed to Achieve	Needed to Achieve
Company Performance	Threshold Award	Target Award	Maximum Award	Weight

Earnings Per Share	$0.70	$1.00	$1.70	100%

Management and the Committee monitor the effectiveness and cost of our performance-based incentive compensation programs as part of their ongoing oversight of our compensation structure. After discussion with management and review by the Committee’s outside consultant, the Committee determined to modify the performance criteria for the annual cash and restricted stock incentive programs beginning in 2009. Earnings per share continues to represent an overall measure of corporate performance. However, cash flow is increasingly emphasized internally and externally. Maintaining strong cash flow is a fundamental strategy for the Company, and we believe it is a very important competitive advantage for our operating businesses as well as a key area of focus for the investment community. After its review, which included consideration of the potential impact of adding this metric, the Committee concurred with management’s conclusion that this emphasis should play a role in our incentive compensation structure. Consequently, cash flow has been added as a metric for purposes of determining annual bonuses both of cash and restricted stock in order to reinforce its importance with our key executives. For this purpose cash flow is defined as reported cash flow from operations, less any capital expenditures and prior to the payment of cash dividends, and is adjusted to exclude the effects of special charges, gains and losses from corporate divestitures and certain other non-operating income and expenses. At the same time, the Committee agreed with the recommendation to remove return on invested capital as an explicit consideration for the annual restricted stock bonus program in view of the addition of the cash flow metric, although the Committee can continue to consider this as well as other measures of Company and individual performance in exercising its discretion under all of our compensation arrangements. For 2009 each of the two performance metrics will be weighted 50%.

Equity Compensation

For many years, we have recognized that having an ownership interest in the Company is critical to aligning the interests of the Company’s leadership and key employees with the interests of our stockholders. Accordingly, common stock has been a major part of long-term compensation for our executives and other key employees, and we have established minimum stock ownership requirements for our executives. Outstanding restricted stock awards and stock options have been granted under the Masco Corporation 2005 Long Term Stock Incentive Plan (the “2005 Plan”) or its predecessor, the 1991 Long Term Stock Incentive Plan (the “1991 Plan”). These two plans are referred to collectively as the “Long Term Incentive Plan.”

Under our annual restricted stock award program, shares are not granted unless they are earned by attaining annual performance targets. Once these performance-based restricted stock awards are granted, the potential benefit received by the participant is contingent and largely deferred because the shares (and our stock options) vest over an extended period of time. The length of our vesting schedule exceeds that of many other companies, including many in our peer group. Because of our lengthy vesting schedule and the accumulation of unvested shares over time, our program is designed so that the value ultimately realized from these awards depends on the long-term value of our common stock. The awards are designed to encourage retention and reduce voluntary separation because accumulated unvested shares are forfeited upon termination unless the Company waives the forfeiture. Unvested restricted shares are held in the participant’s name, and accordingly, the participant has the right to vote and receive dividends on the shares during the vesting period. Vesting generally occurs in ten percent installments over a ten-year period for restricted stock so the value ultimately realized by the executive may be more or less than the value at the time the shares were granted, depending upon the price of our common stock at the time of vesting. Vesting generally occurs in twenty percent installments over five years for options so the value ultimately realized by the executive from each option grant depends upon our stock price over a minimum period of five years and as long as ten years because options may be exercised up to ten years after the date of grant. Upon death, termination of employment due to permanent and total disability, or a change in control, all shares of restricted stock vest immediately and options become immediately exercisable, although after death options may only be exercised until the earlier of the expiration of their original term or one year after death. By design, our awards do not vest immediately on retirement. Instead, following retirement, options continue to become exercisable over the remaining vesting period. Under the terms of our restricted stock awards the number of shares that vest annually is adjusted when the participant turns age 66 so that awards are fully vested by the end of the year in which the participant turns 70. (Awards held by Mr. Manoogian in 2005 at the time we implemented this change continue to vest on their original longer-term schedule). The frequency, value and vesting terms of awards are designed to provide executives with the potential for significant accumulation of Company common stock over the course of their careers with Masco, but our executives also understand that the Company’s performance will continue to impact them financially even after their active careers with us end, thereby reinforcing their focus on the long-term enhancement of stockholder value.

The Company believes it continues to receive benefits from equity awards even after a participant leaves the Company because our award agreements also restrict participants from subsequently engaging in competitive and other activities that are adverse to our interests. Even though employees generally forfeit unvested awards of restricted stock and options upon termination of employment prior to retirement, under the terms of our awards a participant must observe a noncompetition covenant for a one-year period following termination of employment. If a participant violates this restriction, the agreement gives us the right to recover from the participant the net gain realized from awards which vested during the two years prior to termination. In addition, if a participant holds any unvested shares or unexercised options (including unvested installments) after employment terminates by retirement or otherwise, the value of such shares may be forfeited to us if the participant engages in any activity detrimental to the Company. Upon termination of employment (other than upon death or retirement or due to permanent and total disability), participants may exercise options, but only to the extent such options are then exercisable, within 30 days after voluntary termination and within three months after involuntary termination; however, any amounts realized by the participant upon exercise of options in these cases could be subject to the “clawback” provision. That provision allows us to require the participant to pay back to us the net gain realized upon the exercise of any installment of an option that became exercisable within two years prior to employment termination. We believe that these features not only improve our retention of executive talent, but also reduce the potential for harmful post-termination conduct.

Under current accounting rules, the cost related to restricted stock awards and options is fixed at the time of the grant. This expense is generally amortized for financial reporting purposes over the shorter of the applicable vesting period or the period then remaining to normal retirement age. Consequently, as an executive approaches retirement age, the amortization period for any new awards decreases. This results in an increase in the annual expense recognized by the Company for these awards, although the aggregate cost to the Company does not change. In this regard, awards to a participant, such as our Executive Chairman, who continues to actively serve the Company after normal retirement age, are expensed in full immediately upon grant even though the executive will only realize their value over a period of years. The Summary Compensation Table that follows below includes not only the amount of expense we recognized in 2008 for financial reporting purposes for new awards made during 2008 (including the full expense for awards made during the year to participants who were retirement age or older), but because of transitional provisions of the accounting rules it also includes the expense we recognized in 2008 for outstanding equity awards granted prior to January 1, 2006 that were not required to be expensed immediately.

We have historically purchased a sufficient number of shares of Company common stock in the open market to offset any common share dilution resulting from restricted stock awards.

As part of its revision of compensation arrangements in early 2009, the Committee changed its pricing policy, effective in 2010, for annual equity grants in order to conform to the emerging consensus regarding best practices. Previously the Committee used the closing price on the date of grant of the equity awards; the Committee will continue to do so unless the grant date occurs within seven days prior to the release of the Company’s financial results. In that event, the grant will be made effective and the price of our common stock that is used for purposes of the grants will be the closing price at the end of the second trading day after the release of the results. This policy will become effective beginning in 2010.

Restricted Stock

For 2008, the Committee compared the Company’s performance with the scheduled earnings per share targets to determine the actual awards of restricted stock at its regularly scheduled meeting in February 2009. As with the cash bonuses described above, no performance-based awards of restricted stock were earned for 2008.

Due to SEC reporting requirements, the “Non-Equity Incentive Plan Awards” column in the Summary Compensation Table reflects the fact that no cash bonuses were earned for 2008 but does not permit us to show that restricted stock awards were not earned for 2008 performance. Instead, the “Restricted Stock Awards” column includes amounts expensed for performance-based restricted stock awards earned for 2007 performance granted in February 2008 (as well as certain expense relating to restricted stock awards granted in prior years). Also, the 2008 Grants of Plan Based Awards Table shows awards granted in February 2008 earned for 2007 performance. The Committee determined that 2007 adjusted earnings per share was $1.72, and that therefore awards of restricted stock valued at approximately 62% of the maximum award opportunity were appropriate in accordance with the performance formula approved in early 2007 by the Committee. Accordingly, these awards were granted to the named executive officers in February 2008. For these awards, the Committee did not take action to reduce the size of the grants that were calculated based on earnings per share.

As part of our annual restricted stock award program, members of the executive management group other than our President and Chief Executive Officer, our Chief Operating Officer and our Executive Chairman may receive an additional restricted stock award if recommended by our President and Chief Executive Officer and our Chief Operating Officer because of outstanding individual contribution and if the Committee concurs in the recommendation. The total value of all such awards cannot exceed 20% of the combined annual salaries of the executive management group (excluding the salaries of our President and Chief Executive Officer, our Chief Operating Officer and our Executive Chairman).

The Company has experienced significant declines in revenues, profit and cash flow over the course of the past two years reflecting the unprecedented conditions in the global economic and financial markets. The Company’s management responded by focusing intensively on cost reduction, rationalizing and right-sizing our businesses and, most importantly, emphasizing cash flow in order to sustain the Company’s business strategies and to position the Company to benefit from future opportunities that drive long-term growth. In addition to our aggressive actions to manage and reduce our cost structure and enhance cash generation, we have continued to invest in activities that we believe will position the Company for superior performance when our markets recover. These activities include strengthening our brands through innovation, new product development, initiatives to enhance our knowledge of customer and consumer requirements and preferences, efforts to improve our product quality, and incorporating sustainability into our operations and products. We are also driving to improve our operational performance and execution by emphasizing process and productivity improvements, simplifying our organizational structure, rationalizing supply chains and enhancing our talent management process.

It was apparent early in 2008 that no cash or restricted stock bonuses were likely to be earned under the specific annual incentive targets previously established, yet we believe that our management responded effectively under extremely difficult circumstances with a high level of focus, intensity and energy. The success of the actions we are taking, and particularly the actions designed to benefit our future performance and competitive position, depends on the support and engagement of key employees. We believe it is important that we both recognize and encourage the significant commitment required during these challenging times. Consequently, Mr. Wadhams recommended to the Committee that the Committee consider a special discretionary equity grant to individuals in key leadership positions other than himself. The Committee approved a grant in early 2009, and determined that Mr. Wadhams should participate. These grants of restricted stock, which generally vest over ten years, were made to the following named executive officers: Mr. Wadhams — 101,000 shares; Mr. DeMarie — 84,000 shares; Mr. Sznewajs — 50,000 shares; Mr. Anderson — 38,000 shares. No award was made to Mr. Manoogian.

Stock Options

Stock options also reflect the Committee’s focus on compensation that is aligned with the interests of stockholders. Options are granted annually to key employees, including our executive officers and the leadership of our operating entities, in order to reinforce the goal of long-term share price appreciation.

In early 2008, the Committee reviewed its approach to granting stock options to assure that the Company’s compensation practices are competitive, particularly in light of the reduction of fixed salary as a percentage of total compensation. As a result of this review, including consultation with its independent expert, the Committee does not use a precise formula but rather determines option grants to the Company’s executive officers and key employees so that total compensation, including options (based on the option’s economic value at the time of grant using the Black-Scholes method), is competitive. In making these determinations, the Committee reviews data from the Company’s peer group as well as published data from Hewitt’s executive compensation surveys, although individual considerations also influence the value of the option grants. In May 2008, we granted options to our key employees (including all executive officers). The value at the time of grant for these options is presented in the last column of the “2008 Grants of Plan-Based Awards” table on page 27, although the actual value realized by these executives will depend on the market value of Masco common stock at a future date when the option is exercised.

Options are usually granted annually for participants, including the executive officers, at a regularly scheduled Committee meeting. In the past we have not granted stock options at a time when we were in possession of material non-public information, which if released would reasonably be expected to increase the price of our common stock, although we have had no formal policy to that effect. Options are granted at the current market price, so option holders only benefit from subsequent stock price appreciation.

The 2005 Plan prohibits the granting of restoration options, other than restoration options resulting from the exercise of certain outstanding options granted under the predecessor 1991 Plan. Such restoration options are granted only when a participant exercises an eligible option granted pursuant to the 1991 Plan and pays the exercise price by delivering shares of Company common stock. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price of the restoration option is the fair market value of Company common stock on the date of its grant (which is the date the underlying option is exercised), so that the participant benefits only from subsequent increases in our stock price.

Stock Ownership Requirement

In order to reinforce the alignment of executives’ financial interests with long-term stockholder interests, the Board has established stock ownership guidelines for the executive management group, including the named executive officers, that require them to maintain a substantial interest in our common stock. This minimum investment requirement is designed to ensure that a meaningful amount of the executive officers’ personal net worth is invested in the Company. Unvested shares of restricted stock count towards achieving the requirement because of their current and potential benefit to the executives. The guidelines require stock ownership ranging from a minimum of two times base salary to five times base salary, which is required for our Executive Chairman and our President and Chief Executive Officer. The Committee generally reviews executive ownership of Company common stock annually. Executive share ownership has remained at the same levels, or in some cases increased in 2008 and early 2009.

As of March 26, 2009, our Executive Chairman and our President and Chief Executive Officer each met their ownership requirement of five times base salary. Mr. Manoogian, our Executive Chairman, currently owns stock worth 42 times his base salary.

We require executives to achieve the stock ownership necessary to meet the guidelines within three years of becoming subject to them. Mr. DeMarie became Chief Operating Officer in December 2007. He currently has stock worth 3.5 times his base salary and has until December 2010 to reach his required ownership of four times base salary. Mr. Sznewajs became Chief Financial Officer in July 2007. He currently has stock worth 2.8 times his base salary and has until July 2010 to reach his required ownership of three times base salary. Mr. Anderson has reached his required ownership of two times base salary.

Except for employee stock options granted under our Long Term Incentive Plan and other arrangements approved by our Board of Directors, our insider trading policy prohibits our senior management from engaging in transactions involving derivative securities relating to Company stock, such as put and call options, and in certain other arrangements, such as forward sales and short sales, which otherwise could have the effect of reducing or neutralizing their investment in Company common stock.

Perquisites and Other Compensation

We provide a limited number of perquisites to our senior executives, which are reviewed by the Committee on a regular basis. We maintain aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of Company aircraft. The Board has requested that Messrs. Manoogian, Wadhams and DeMarie use Company aircraft for both business and personal travel. Notwithstanding this requirement, personal use by these officers is considered a perquisite for SEC reporting purposes. As a result, personal use of the airplanes by Messrs. Manoogian, Wadhams and DeMarie accounts for substantially all of their total perquisites. Personal use of Company aircraft by our Executive Chairman and our Chief Operating Officer must be approved by the President and Chief Executive Officer, and his personal use must be approved by our Executive Chairman. Our President and Chief Executive Officer or our Executive Chairman may occasionally permit other executive officers to use Company aircraft, if available, for personal travel. The Committee, in turn, reviews the total personal usage of Company aircraft by all executive officers. Note 8 to the Summary Compensation Table describes how we calculate incremental cost for personal use of Company aircraft.

Our executive compensation and benefit programs (particularly our equity and retirement arrangements) are complex and have significant tax, legal and financial implications for participants. In order to assist our executives in achieving the benefit of these programs, our executive officers are eligible to participate in an estate and financial planning program. This program provides up to $10,000 per year for financial planning and tax preparation, with a carry-forward allowance to cover additional costs associated with the development of an estate and financial plan. As of January 2009, we have discontinued an enhanced health examination program for key employees, but continue to provide annual preventative diagnostic medical examinations under the health programs generally available to our corporate office employees. We pay the dues for certain clubs used for business purposes by our Executive Chairman. In a few cases, such clubs permit personal use by our Executive Chairman as well as by other Company employees, although the cost of such use is paid for personally by such individuals. A Company vehicle and driver are available for business and personal use by our Executive Chairman, and on occasion they have been used by other executives. Pursuant to our employee relocation policy and in a few other circumstances, we pay our employees, including executive officers, an amount to offset adverse income tax consequences attributable to arrangements that we intended to make available on a non-taxable basis.

The Company makes available to Mr. Manoogian the personal financial, tax, accounting and administrative assistance comparable to the services previously provided prior to his transitioning to Executive Chairman, and for which he continues to reimburse the Company for its incremental cost. In addition to these services and the personal use of office space comparable to what has been provided, Mr. Manoogian will continue to have use of the Company’s aircraft and corporate automobile and driver on a comparable basis as long as he is Executive Chairman or in a similar full-time senior executive role or serves as Chairman of the Board of Directors, but thereafter, only upon reimbursement to us for the incremental cost of such use.

Retirement Programs

We provide tax-qualified retirement benefits for many of our employees. These plans provide retirement income supplementing social security and an individual’s personal asset accumulation. In addition, we have maintained for many years an unfunded Benefits Restoration Plan (“BRP”) for all eligible participants in our tax-qualified plans and a Supplemental Executive Retirement Plan (“SERP”) for a limited number of senior executives, which currently includes all of the named executive officers, to supplement the tax-qualified plan benefits they would otherwise receive upon retirement.

The detailed discussion of the Company’s retirement program in “Retirement Plans” on page 30 describes plans as they exist prior to our recently announced major change effective January 1, 2010 to freeze, and to eliminate prospectively thereafter any further accruals under our defined benefit pension plans. Participants who are not fully vested in these plans at January 1, 2010 will be able to continue vesting as their employment continues after that date. The decision to transition our retirement programs away from the defined benefit pension model is consistent with the Company’s ongoing emphasis on compensation which is more closely linked with performance. This change reflects ongoing competitive trends in compensation among our peers, and enhances the Company’s ability to better control the variability and risk of cost fluctuations inherent in traditional defined benefit pension plans.

As noted, continued vesting in frozen benefits will be permitted; consequently, two recently promoted executives (Messrs. DeMarie and Sznewajs) and two other executives covered by the SERP will not be fully vested in the frozen SERP benefit unless they continue employment with the Company over the next several years (Messrs. DeMarie and Sznewajs for another seven and twelve years, respectively, after January 1, 2010). Offsets to the SERP from the Company’s underlying plans (as described in detail below in “Other Non-Qualified Deferred Compensation — SERP”) will be frozen as well as of January 1, 2010.

The named executive officers and other senior executives who are SERP participants have taken a leadership role in this significant curtailment of defined benefit retirement and disability benefits. Although the Company will realize cost savings in freezing its pension plans, the savings will be largely reinvested in our tax-qualified defined contribution plans. In the salaried 401(k) savings plan, in which the named executive officers participate on the same terms as many other salaried employees, an employer matching contribution will be implemented. In addition, provisions designed to stimulate employee participation in various other Company 401(k) savings plans will also be funded, including other matching formulae and automatic enrollment features. Finally, the named executive officers also participate in the tax-qualified Future Service Profit Sharing Plan and related BRP on the same terms as many other salaried employees, which will be modified to make cash bonuses eligible (in addition to base salary, as currently provided) for the annual discretionary Company contribution. We believe these changes will encourage employees to save for their own retirement, and link the Company’s retirement contribution to performance-based compensation.

Change in Control

Unlike the practices at a number of other companies, our executives do not have employment or severance contracts or voluntary non-qualified deferred compensation plans, nor do they have agreements entitling them to additional salary, bonus, or new equity grants following a change in control of the Company. However, if a change in control occurs, regardless of any subsequent continuation or termination of employment, all participants under our equity plans fully vest in any outstanding awards and all participants under our SERP fully vest, receive an acceleration of a lump-sum equivalent payment and may receive an enhanced benefit accrual. A “change in control” under the plans occurs only if, during any 24-month period, the individuals who were incumbent Directors at the beginning of the period cease for any reason to constitute a majority of the Board of Directors. For this purpose, individuals who became Directors after the beginning of the period with the approval of at least two-thirds of the incumbent Directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become Directors within one year after certain unauthorized tender offers for or acquisitions of 25% or more of the combined voting power of all outstanding voting securities of the Company or, under the equity compensation programs, as a result of certain actual or threatened election contests not by or on behalf of the Board.

The SERP and the BRP were amended in October 2008 to add an alternate change in control definition compliant with Internal Revenue Code (the “Code”) Section 409A. The BRP, which previously had no change in control provision, also added a provision requiring full vesting of otherwise unvested benefits, at the time of any change in control or alternate change in control.

After a change in control or alternate change in control, participants in the SERP and the BRP and the Long Term Incentive Plan may be considered to have received “golden parachute payments” to the extent the aggregate of all amounts received as a result of the change in control or alternate change in control exceeds certain thresholds. Although we do not intend to cause adverse tax consequences to participants, under the Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If a participant, including any named executive officer, under the Long Term Incentive Plan, the SERP or the BRP becomes entitled to receive payments that trigger the application of the excise tax, we will make an additional cash payment to the participant that will generally make the participant whole for such excise tax. The tally sheet used by the Committee to review executive compensation notes our obligations to the executives under these programs in the event of any change in control.

Additional information concerning the effect of a change in control, including amounts that would have been payable if a change in control occurred as of December 31, 2008, appears below in “Compensation of Executive Officers — Change in Control and Termination.”

Internal Revenue Code, Section 162(m)

Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to certain highly compensated employees, which includes our named executive officers, unless this compensation qualifies as “performance-based.” The stock options and, in most situations, annual cash bonus and annual restricted stock award grants to the executive officers under the performance-based schedule described above qualify under Section 162(m) and are therefore deductible. The Committee, however, continues to believe that it is in the Company’s interest to retain flexibility in its compensation programs. Consequently in some circumstances, including the special restricted stock grant made in early 2009 as described above, the Company has paid and intends to continue to pay compensation that exceeds the limitation of Section 162(m).

Conclusion

We recognize the importance of attracting, retaining and motivating key executive talent in order to meet our objectives of maximizing corporate performance and thereby creating long-term stockholder value. Although we believe we have competitive, performance-driven compensation programs that accomplish these objectives, we continuously monitor and adjust the design and implementation of these programs to ensure they are effective in the marketplace for such talent in light of changing business conditions.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s Proxy Statement.

Mary Ann Van Lokeren, Chairperson
Anthony F. Earley, Jr.
Verne G. Istock
David L. Johnston
J. Michael Losh

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table reports compensation information for certain of our executive officers as required by SEC regulations. Information is reported for our principal executive officer and principal financial officer (Messrs. Wadhams and Sznewajs) during 2008, the three other highest paid current executive officers, and two retired executive officers, each of whose total compensation requires his inclusion in this table (collectively, the “named executive officers”).

With reference to the equity compensation reported below, SEC regulations require the table to show the expense to the Company for restricted stock awards and stock options as determined under the complex financial reporting requirements of FAS 123R regardless of the value actually realized (or realizable) by our executives and regardless of the year for which these equity awards were granted. In most instances, each row in the table therefore shows expense recognized by the Company in the subject year for a portion of each of the restricted stock awards and stock options that were made to the executive in such year as well as over a number of prior years. Consequently, the expense for the year shown in the table is not limited to awards made in that year. Moreover, none of the expense for the year shown in the table corresponds to the performance year for which our performance-based restricted stock awards are made since they are granted after year-end. Further, the expense for each award and option is generally spread over the shorter of the vesting period or the period remaining until normal retirement age for the executive, regardless of whether the executive actually retires. As a result, the portion of new awards and options that constitutes expense in each year increases as executives approach retirement age. Awards and options granted to an executive at or after reaching retirement age (which is the case for Mr. Manoogian in all three years and for Mr. Gargaro after March, 2007) are fully expensed and reflected in the table in the year of grant.

In contrast to the year required to report equity awards discussed above, the year for which annual cash bonuses are reported in the table (as shown in the column “Non-Equity Incentive Plan Awards” and described above in our “Compensation Discussion and Analysis”) does correspond to the performance year for which the cash bonus is earned.

2008 Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Non-qualified
				Restricted		Incentive	Deferred
				Stock	Stock	Plan	Compensation	All Other
Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Awards(4)(5)	Options(4)	Awards(2)(6)	Earnings(7)	Compensation(8)	Total(4)

Timothy Wadhams	2008	$934,616	-0-	$1,698,332	$2,018,341	-0-	$773,169	$92,447	$5,516,905
President and Chief	2007	$831,000	-0-	$1,001,969	$1,243,047	$1,073,000	$1,637,686	$82,828	$5,869,530
Executive Officer	2006	$718,942	-0-	$451,918	$718,193	$335,000	$67,337	$64,728	$2,356,118
John G. Sznewajs	2008	$504,423	-0-	$382,385	$633,476	-0-	$146,475	$38,947	$1,705,706
Vice President, Treasurer and	2007	$425,000	-0-	$293,888	$489,640	$264,000	$478,009	$28,770	$1,979,307
Chief Financial Officer
Richard A. Manoogian	2008	$1,428,846	-0-	$5,412,741	$4,536,654	-0-	-0-	$384,796	$11,763,037
Executive Chairman	2007	$1,500,000	-0-	$5,299,458	$7,642,920	$1,860,000	-0-	$616,679	$16,919,057
	2006	$1,500,000	-0-	$5,455,030	$8,634,787	$1,320,000	-0-	$383,278	$17,293,095
Donald J. DeMarie, Jr.	2008	$774,039	-0-	$902,964	$1,182,577	-0-	$293,898	$95,862	$3,249,340
Executive Vice President and	2007	$573,417	-0-	$463,015	$714,787	$491,000	$187,826	$936,150	$3,366,195
Chief Operating Officer
William T. Anderson	2008	$405,077	-0-	$383,172	$404,445	-0-	$372,037	$29,535	$1,594,266
Vice President — Controller
John R. Leekley	2008	$770,685	-0-	$1,731,821	$2,060,579	-0-	$925,547	$149,392	$5,638,024
Retired Senior Vice President	2007	$761,000	-0-	$952,334	$1,346,216	$472,000	-0-	$81,239	$3,612,789
and General Counsel	2006	$747,500	-0-	$767,729	$779,776	$335,000	-0-	$86,046	$2,716,051
Eugene A. Gargaro, Jr.	2008	$434,677	-0-	$675,371	$798,492	-0-	-0-	$66,614	$1,975,154
Retired Vice President and Secretary	2007	$429,000	-0-	$475,836	$953,570	$266,000	-0-	$57,775	$2,182,181

(1)	In accordance with SEC requirements information is included only for those years in which individuals are named executive officers.

(2)	These columns include amounts voluntarily deferred by each named executive officer (except Mr. Manoogian) as salary reductions under the Company’s tax-qualified 401(k) savings plan.

(3)	We do not typically grant discretionary bonuses.

(4)	These columns reflect the FAS 123R value of restricted stock and stock options we expensed in the year indicated and include certain of the expense for restricted stock and options granted in such year as well as in prior years. Under FAS 123R the expensing period for our equity awards is the shorter of the vesting period or the period to age 65. The amounts shown for Messrs. Manoogian, Leekley and Gargaro significantly exceed the value of the equity awards which were granted to the individuals in the year indicated. For example, in the case of Mr. Manoogian an aggregate of $9,949,395 is characterized as equity compensation for 2008, since that is the amount required to be recognized as expense in 2008. Under FAS 123R, however, $6,469,519 of that amount is attributable to equity compensation granted in prior years, all of which would have been expensed prior to 2008 if FAS 123R had been in effect in the year of grant. Similarly, the amounts for Messrs. Leekley and Gargaro include the expense for new awards granted in 2008 as well as the remaining expense for all awards previously granted to them, which was recognized in 2008 as a result of their retirements.

For restricted stock, the amount expensed is based on the fair market value on the date of grant. For options, the determination of fair market value uses the same assumptions set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. See our “Compensation Discussion and Analysis” for the vesting schedule and a general discussion of restricted stock awards and stock options. The named executive officers have no assurance that the amounts reflected in this table will be realized. They only realize the value of the long-term incentive restricted stock awards over an extended period of time because scheduled vesting of awards generally occurs pro rata over ten years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its common stock.

(5)	Although the cash bonuses reported in the “Non-Equity Incentive Plan Awards” columns were paid for Company performance for the year indicated, in accordance with SEC requirements, the amounts reported in this column instead reflect amounts expensed for the performance-based awards for the prior year (2005, 2006 and 2007 for grants in 2006, 2007 and 2008). The awards granted for 2005, 2006 and 2007 performance represented 47.5%, 44% and 62%, respectively, of the individual’s maximum opportunity for those years. See “Compensation Discussion and Analysis” above.

(6)	This column shows the annual performance-based cash bonuses that were paid early in the following year under our annual cash bonus program for executive officers. The amount paid is based on the attainment of earnings per share targets, as described in “Compensation Discussion and Analysis”. No bonuses were paid in 2009 with respect to 2008.

(7)	This column shows increases for 2008 from 2007 in the sum of the year-end pension values. These values were obtained by comparing the Present Value of Accumulated Benefits for December 31 of 2008 (shown in the “2008 Pension Plan Table” below) to the comparable amount for 2007. For Messrs. Manoogian and Leekley the pension values decreased in 2006 by $1,698,268 and $9,189, respectively; for Messrs. Manoogian, Leekley and Gargaro the pension values decreased in 2007 by $1,939,991, $177,656 and $217,172, respectively; and for Messrs. Manoogian and Gargaro the pension values decreased in 2008 by $130,443 and $255,655, respectively. The year-to-year decrease in 2008 in Mr. Manoogian’s case was caused principally by the actuarial impact of his age and in Mr. Gargaro’s case was due to a larger offset than was previously estimated from a prior employer benefit. The pension values were calculated for each of 2006, 2007 and 2008 using the same assumptions set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2006, 2007 and 2008, respectively.

The named executive officers did not have any above-market earnings under any of plans in which they participate. The effect of the Company’s changes in the retirement programs, to be implemented effective January 1, 2010, are not described in the table.

(8)	For 2008, this column includes (i) Masco’s total contributions and allocations for the accounts of the named executive officers under our qualified and non-qualified defined contribution retirement plans ($65,423 for Mr. Wadhams; $37,127 for Mr. Sznewajs; $100,019 for Mr. Manoogian; $55,024 for Mr. DeMarie; $28,355 for Mr. Anderson; $53,948 for Mr. Leekley; and $30,427 for Mr. Gargaro), (ii) perquisites, and (iii) payment for accrued vacation for retiring executives ($55,615 for Mr. Leekley; and $31,385 for Mr. Gargaro). The only perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount was personal use of Company aircraft ($27,024 for Mr. Wadhams, $262,738 for Mr. Manoogian, and $39,533 for Mr. DeMarie). Mr. Leekley also used Company aircraft for personal use during 2008. The incremental cost for the Company aircraft includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include these same costs for associated repositioning of the aircraft. For 2008, perquisites also included the personal use of a car and driver for Mr. Manoogian (with an incremental cost to the Company being the variable cost for the vehicle operation); financial planning (Messrs. Anderson, Leekley and Gargaro); auto insurance (Messrs. Sznewajs, DeMarie, Anderson, Leekley and Gargaro); executive health exam (Mr. Sznewajs); spousal meal expenses (Mr. DeMarie) and a retirement gift (Mr. Leekley).

Grants of Plan-Based Awards

The following table sets forth information concerning the potential payouts under our 2008 performance-based cash incentive program and grants of restricted stock and options to the named executive officers in 2008.

2008 Grants of Plan-Based Awards

									All Other
								All Other	Option
								Stock	Awards:	Exercise or	Grant Date
								Awards:	Number of	Base Price	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	of Option	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Shares of	Underlying	Awards	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold($)	Target($)	Maximum($)	Stock(2)	Options	(Per Share)	Awards(2)(3)

Timothy Wadhams	n/a	$540,000	$1,350,000	$2,700,000	$540,000	$1,350,000	$2,700,000
	02/06/08							49,900			$1,074,846
	05/12/08								816,000	$18.58	$3,043,680
John G. Sznewajs	n/a	$123,500	$308,750	$617,500	$123,500	$308,750	$617,500
	02/06/08							18,800			$404,952
	05/12/08								145,000	$18.58	$540,850
Richard A. Manoogian	n/a	$500,000	$1,250,000	$2,500,000	$500,000	$1,250,000	$2,500,000
	02/06/08							86,400			$1,861,056
	05/12/08								434,000	$18.58	$1,618,820
Donald J. DeMarie, Jr.	n/a	$300,000	$750,000	$1,500,000	$300,000	$750,000	$1,500,000
	02/06/08							22,800			$491,112
	05/12/08								391,000	$18.58	$1,458,430
William T. Anderson	n/a	$98,800	$247,000	$494,000	$98,800	$247,000	$494,000
	02/06/08							15,700			$338,178
	05/12/08								56,000	$18.58	$208,880
John R. Leekley	n/a	$187,980	$469,950	$939,900	$187,980	$469,950	$939,900
	02/06/08							22,000			$473,880
	05/12/08								145,000	$18.58	$540,850
Eugene A. Gargaro, Jr.	n/a	$106,080	$265,200	$530,400	$106,080	$265,200	$530,400
	02/06/08							12,400			$267,096
	05/12/08								82,000	$18.58	$305,860

(1)	The amounts shown reflect the threshold, target and maximum payouts under the 2008 performance-based cash bonus program described in the “Compensation Discussion and Analysis.” No amounts were paid under this program in 2008.

(2)	Although the amounts shown under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column reflect the range of potential restricted stock awards based on 2008 Company performance, the information shown in this column with respect to awards of restricted stock granted on February 6, 2008 reflects grants made for Company performance in 2007.

(3)	The grant date fair value shown in this column reflects the total expense to be recognized as of the date of grant determined pursuant to FAS 123R. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of Masco common stock at a future date when the option is exercised.

The “Compensation Discussion and Analysis” describes the performance-based cash bonuses, performance-based stock awards and options, including the proportion of variable compensation to total compensation, and the targets for performance-based compensation. Although restricted stock awards granted under our Long Term Incentive Plan generally vest in equal annual installments of 10% over a period of ten years, because of their ages at the date of grant, as described in the “Compensation Discussion and Analysis,” these awards will vest over shorter periods for Messrs. Manoogian, Leekley and Gargaro. The stock options granted in 2008 vest in five equal annual installments commencing on the first anniversary of the date of grant and remain exercisable until ten years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for each of the named executive officers as of December 31, 2008 (i) each stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of such shares based on the closing price of Masco common stock on December 31, 2008 ($11.13 per share). The value realized upon vesting of the restricted shares will depend on the value of Masco common stock on the date of vesting.

2008 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)						Restricted Stock Awards(2)
							Number of	Market Value
			Number of	Number of			Shares or	of Shares or
			Securities	Securities			Units of	Units of
			Underlying	Underlying			Stock	Stock
	Original		Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant		Options	Options	Exercise	Expiration	Not	Not
Name	Date		Exercisable	Unexercisable	Price	Date	Vested	Vested
Timothy Wadhams							318,277	$3,542,423
	10/09/2001		60,000		$20.75	01/14/2011
	12/10/2002		57,600		19.50	12/10/2012
	10/29/2003		75,000	—	27.50	10/29/2013
	01/14/2004		24,000	6,000	26.50	01/14/2014
	07/29/2004		60,000	15,000	30.00	07/29/2014
	09/24/2004	(3)	35,730	—	34.12	01/14/2011
	09/24/2004	(3)	8,229	—	34.12	12/10/2012
	05/09/2005		51,000	34,000	30.75	05/09/2015
	07/26/2006		34,000	51,000	26.60	07/26/2016
	05/24/2007		17,000	68,000	30.40	05/24/2017
	06/02/2007		80,000	320,000	30.16	06/02/2017
	05/12/2008		—	816,000	18.58	05/12/2018
John G. Sznewajs							89,560	$996,803
	02/16/2000		4,400	—	$19.75	02/16/2010
	12/10/2002		9,540	—	19.50	12/10/2012
	10/29/2003		29,000	—	27.50	10/29/2013
	10/29/2003		25,000	—	27.50	10/29/2013
	12/12/2003	(3)	9,277	—	28.10	02/16/2010
	12/12/2003	(3)	2,207	—	28.10	12/10/2012
	07/29/2004		26,400	6,600	30.00	07/29/2014
	05/09/2005		19,800	13,200	30.75	05/09/2015
	06/30/2005	(3)	2,736	—	31.76	02/16/2010
	06/30/2005	(3)	1,952	—	31.76	12/10/2012
	07/28/2005		12,000	8,000	34.40	07/28/2015
	07/26/2006		16,000	24,000	26.60	07/26/2016
	05/24/2007		8,000	32,000	30.40	05/24/2017
	06/02/2007		14,000	56,000	30.16	06/02/2017
	05/12/2008		—	145,000	18.58	05/12/2018
Richard A. Manoogian							539,206	$6,001,363
	02/16/2000		204,000		$19.75	02/16/2010
	05/16/2001		2,000,000		22.12	05/16/2011
	03/04/2002	(3)	92,717		28.97	02/16/2010
	12/10/2002		180,000		19.50	12/10/2012
	10/29/2003		480,000		27.50	10/29/2013
	07/29/2004		384,000	96,000	30.00	07/29/2014
	05/09/2005		288,000	192,000	30.75	05/09/2015
	07/26/2006		192,000	288,000	26.60	07/26/2016
	05/24/2007		96,000	384,000	30.40	05/24/2017
	05/12/2008		—	434,000	18.58	05/12/2018

	Option Awards(1)					Restricted Stock Awards(2)
						Number of	Market Value
		Number of	Number of			Shares or	of Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Stock	Stock
	Original	Unexercised	Unexercised	Option	Option	That Have	That Have
	Grant	Options	Options	Exercise	Expiration	Not	Not
Name	Date	Exercisable	Unexercisable	Price	Date	Vested	Vested
Donald J. DeMarie, Jr.						238,796	$2,657,799
	12/10/2002	6,160	—	$19.50	12/10/2012
	05/13/2003	16,000	—	23.00	05/13/2013
	10/29/2003	48,000	—	27.50	10/29/2013
	07/29/2004	43,200	10,800	30.00	07/29/2014
	05/09/2005	32,400	21,600	30.75	05/09/2015
	07/26/2006	21,600	32,400	26.60	07/26/2016
	05/24/2007	10,800	43,200	30.40	05/24/2017
	06/02/2007	30,000	120,000	30.16	06/02/2017
	12/04/2007	30,000	120,000	21.57	12/04/2017
	05/12/2008	—	391,000	18.58	05/12/2018
William T. Anderson						64,291	$715,559
	02/13/2002	30,000	—	$26.02	02/13/2012
	12/10/2002	16,560	—	19.50	12/10/2012
	10/29/2003	30,000	—	27.50	10/29/2013
	07/29/2004	26,400	6,600	30.00	07/29/2014
	11/11/2004 (3)	2,815	—	35.60	12/10/2012
	05/09/2005	19,800	13,200	30.75	05/09/2015
	05/09/2005	4,200	2,800	30.75	05/09/2015
	09/06/2005 (3)	2,516	—	31.00	12/10/2012
	07/26/2006	13,200	19,800	26.60	07/26/2016
	05/24/2007	6,600	26,400	30.40	05/24/2017
	06/02/2007	4,000	16,000	30.16	06/02/2017
	05/12/2008	—	56,000	18.58	05/12/2018
John R. Leekley						111,068	$1,236,187
	02/16/2000	144,000	—	$19.75	02/16/2010
	12/10/2002	83,000	—	19.50	12/10/2012
	10/29/2003	85,000	—	27.50	10/29/2013
	07/29/2004	68,000	17,000	30.00	07/29/2014
	05/09/2005	51,000	34,000	30.75	05/09/2015
	07/26/2006	34,000	51,000	26.60	07/26/2016
	05/24/2007	17,000	68,000	30.40	05/24/2017
	05/12/2008	—	145,000	18.58	05/12/2018
Eugene A. Gargaro, Jr.						54,860	$610,592
	12/10/2002	18,800	—	$19.50	12/10/2012
	10/29/2003	48,000	—	27.50	10/29/2013
	07/29/2004	38,400	9,600	30.00	07/29/2014
	05/09/2005	28,800	19,200	30.75	05/09/2015
	07/26/2006	19,200	28,800	26.60	07/26/2016
	05/24/2007	9,600	38,400	30.40	05/24/2017
	05/12/2008	—	82,000	18.58	05/12/2018

(1)	Options vest in equal annual installments of 20% commencing in the year following the year of grant, except restoration options as noted.

(2)	Awards of restricted stock generally vest in equal annual installments of 10% commencing on a designated vesting date in the year following the date of grant. See our “Compensation Discussion and Analysis” for a discussion of increased annual vesting for participants beginning in the year they turn age 66.

(3)	Options identified by this footnote are restoration options, which are exercisable in full six months and one day after the grant date. Our plan does not permit the granting of new restorations options, except for restoration options resulting from the exercise of options granted under the 1991 Plan.

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized by each of the named executive officers during 2008 in connection with the exercise of stock options and the vesting of restricted stock awards.

2008 Option Exercises and Stock Vested

	Option Awards
	Number of Shares		Restricted Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized
Name	Exercise	Exercise	Acquired on Vesting	on Vesting

Timothy Wadhams	-0-	-0-	37,816	$664,933
John G. Sznewajs	-0-	-0-	11,275	$196,913
Richard A. Manoogian	-0-	-0-	162,916	$2,820,051
Donald J. DeMarie, Jr.	-0-	-0-	28,279	$472,465
William T. Anderson	-0-	-0-	7,331	$135,482
John R. Leekley	-0-	-0-	17,658	$324,264
Eugene A. Gargaro, Jr.	-0-	-0-	12,985	$243,889

Retirement Plans

We have a Qualified Profit Sharing Plan and a Qualified Pension Plan that cover many salaried employees, including the named executive officers. As in many other companies, we also maintain the complementary BRP, which has both defined benefit and defined contribution components, to restore for all participants benefits that otherwise would be limited under the Code. As described below, the named executive officers are also covered by the SERP that supplements the benefits provided under our other retirement plans. The following describes the Company’s various retirement plans prior to the planned changeover to freeze defined benefit plans effective January 1, 2010.

Qualified and Non-qualified Pension Plans

The Qualified Pension Plan and the defined benefit portion of the BRP provide that at normal retirement age (65) participants in these plans will receive for life (with five years certain) a monthly benefit equal to 1/12th of the participant’s Final Average Compensation (equal to the average of the highest five consecutive January 1 annual base salary rates) times a maximum of 30 years of credited service times 1.1%, with a small additional annual benefit for credited service prior to July 1, 1971. Vesting occurs after five full years of employment, and all of the named executive officers are fully vested. These plans’ benefit amounts, set forth in the Pension Plan Table, are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan (see Note 1 to the Pension Plan Table). Other than Messrs. DeMarie and Sznewajs, who are younger than age 55, each of the named executive officers who is younger than 65 would be eligible for a reduced early retirement benefit that is available to any plan participant age 55 or older who is vested. Reduction factors for pension commencement prior to age 65 would result in a benefit reduced by one-third at age 60, or by one-half at age 55. A disability benefit equal to the accrued benefit is payable to a participant disabled after ten or more years of service. There are no “premium” early retirement subsidies available under these plans for the named executive officers.

Qualified and Non-qualified Defined Contribution Plans

The Company maintains a tax-qualified profit sharing plan for a number of its employees, including the named executive officers. Contributions are discretionary, and for 2006, 2007 and 2008 such contributions along with the book entry allocations described in the table below in column A, are included as part of “All Other Compensation” in the Summary Compensation Table. (Neither columns B nor C in the table below appear in the Summary Compensation Table for either 2006, 2007 and 2008.) Under the defined contribution portion of the BRP the Company makes allocations for each participant, including the named executive officers, reflecting defined contribution amounts utilizing the amount of base salary that exceeds the Code’s limitations applicable to our

Qualified Profit Sharing Plan, together with amounts reflecting pro-forma earnings (or loss, as in 2008) on prior years’ allocations. These allocations are maintained in book entry form in a Company account in each participant’s name and are not funded. Company contributions made to the Qualified Profit Sharing Plan plus the contributions allocated to the BRP are limited by the terms of the Qualified Profit Sharing Plan to a combined maximum of 7% of base salary. The pro-forma earnings (loss) are posted to the book entry accounts based on the performance reported by the several mutual fund offerings which are available to all plan participants in our Qualified Profit Sharing Plan. Payout options from these profit sharing plans include a lump sum, or an installment payment option following termination; the Qualified Profit Sharing Plan also permits such distributions after attainment of age 59 1/2 and prior to termination. The following table shows for each named executive officer (A) the amount of the book entry allocation to the participant’s BRP account made by the Company for 2008, (B) the amount of pro-forma earnings (loss) posted to the participant’s account, and (C) the account’s ending balance at the date shown.

2008 Non-qualified Deferred Compensation Plan
(Defined Contribution Portion of the Benefits Restoration Plan)

	A	B	C
	Masco	Aggregate	Aggregate Balance
	Contributions	Earnings	at December 31,
Name	in 2008	in 2008	2008

Timothy Wadhams	$49,323	$(71,320)	$214,397
John G. Sznewajs	$21,027	$(9,971)	$44,106
Richard A. Manoogian	$83,919	$(333,045)	$854,769
Donald J. DeMarie, Jr.	$38,924	$(38,914)	$128,992
William T. Anderson	$12,255	$(17,217)	$52,106
John R. Leekley	$37,848	$(178,086)	$450,036
Eugene A. Gargaro, Jr.	$14,327	$(69,457)	$175,089

We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by the executive officers other than the qualified 401(k) savings plan to which participants (including the named executive officers), but not the Company, may make pre-tax contributions.

Other Non-qualified Deferred Compensation — SERP

Many of our executive officers have been employed by us, a company acquired by us or a prior Company affiliate for the majority of their careers. In lieu of any employment agreements, severance arrangements or voluntary non-qualified deferred compensation plans, we implemented an unfunded SERP for a limited number of senior executives, including all of the named executive officers, to supplement the benefits they would otherwise receive upon retirement. Each of the named executive officers is fully accrued and vested in this benefit, except for Messrs. DeMarie and Sznewajs (respectively, 52% accrued and 42% vested, and 48% accrued and 32% vested). Provided no change in control or alternate change in control has occurred, participants are required to refrain from activities negatively impacting the Company’s business following termination of employment.

Beginning at retirement on or after age 65, participants in the SERP are to receive annually for life an amount that, when integrated with benefits from our other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers), equals up to 60% of the average of the participant’s highest three years’ cash compensation received from us (base salary and regular year-end cash bonus, not in excess of 60% of that year’s maximum bonus opportunity). This benefit accrues at a rate of 4% per year for up to 15 years of service. The bonus actually paid in excess of this 60% of bonus opportunity limitation can be used in calculating cash compensation received in earlier or later years.

This SERP provides for no early retirement benefit prior to age 65, and benefits under the SERP are not payable in a lump sum, other than in the case of a change in control or alternate change in control as described below. Generally, participants who terminate employment with Masco with more than five years’ service before age 65 become entitled to receive their accrued benefit reduced by a vesting schedule that provides for no more than

50% vesting upon attainment of age 50 and 100% vesting no earlier than age 60. Such vested benefit is not payable until age 65 and is subject to certain offsets for amounts earned from prior or future employers.

The SERP provides a disability benefit payable to a participant who has been employed at least two years and becomes disabled while employed with us. The disability benefit is paid until the earlier to occur of death, recovery from disability or attainment of age 65, is integrated with Company paid long-term disability insurance, and is equal to 60% of the annual salary and bonus (up to 60% of the maximum bonus opportunity) in effect at the time of disability. At age 65, payments revert to a calculation based on the highest three year average compensation (as described above) and the benefit accrued at the time of disability, increased (if less than 60%) with additional accruals of 4% per year for the period of disability.

A surviving spouse will receive reduced benefits. A participant receiving benefits and his or her surviving spouse may also receive supplemental medical benefits. The estimated present value at December 31, 2008 for future medical benefits is $334,512 for Mr. Wadhams; $115,709 for Mr. Sznewajs; $268,488 for Mr. Manoogian; $145,131 for Mr. DeMarie; $346,114 for Mr. Anderson; $365,290 for Mr. Leekley; and $340,826 for Mr. Gargaro.

A change in control or alternate change in control accelerates full benefit accrual and vesting, may accelerate the payment of benefits (calculated on a present value basis) and may result in payment of an amount for any related excise taxes as discussed below under “Payments Upon Change in Control”.

Pension Plan Table

The following table shows the respective estimated present values at December 31, 2008 of accumulated benefits for each of the named executive officers under each of our defined benefit pension plans (the Qualified Pension Plan, the defined benefit portion of the BRP, and the SERP). Because the SERP is integrated with benefits under our other retirement plans (and, in most cases, offsets benefits payable by reason of prior employment), changes in the benefits a participant receives under these other plans may increase or decrease the benefit a participant receives under the SERP. The amounts shown in the table for the SERP have been reduced by the amounts shown in the table under the other two defined benefit pension plans. The amounts for the SERP have also been reduced by the benefits under our defined contribution retirement plans (the Qualified Profit Sharing Plan and defined contribution portion of the BRP) and by the estimated applicable prior employment offsets referred to above, but such defined contribution retirement plan benefits and offsets are not separately shown in the table.

2008 Pension Plan Table

			Present Value of
		Number of Years	Accumulated
Name	Plan Name	Credited Service(1)	Benefits(2)

Timothy Wadhams	Qualified Pension Plan	30	$197,064
	Defined Benefit Portion — BRP	30	867,822
	SERP	15	4,625,419
John G. Sznewajs	Qualified Pension Plan	12	$84,205
	Defined Benefit Portion — BRP	12	43,568
	SERP	12	564,022
Richard A. Manoogian	Qualified Pension Plan	30	$1,855,922
	Defined Benefit Portion — BRP	30	2,938,686
	SERP	15	11,840,485
Donald J. DeMarie, Jr.	Qualified Pension Plan	9	$78,303
	Defined Benefit Portion — BRP	9	97,775
	SERP	13	1,444,782
William T. Anderson	Qualified Pension Plan	30	$253,107
	Defined Benefit Portion — BRP	30	122,295
	SERP	15	1,898,069
John R. Leekley(3)	Qualified Pension Plan	30	$797,369
	Defined Benefit Portion — BRP	30	1,734,124
	SERP	15	5,556,717
Eugene A. Gargaro, Jr.(3)	Qualified Pension Plan	15	$382,490
	Defined Benefit Portion — BRP	15	339,018
	SERP	15	2,382,727

(1)	The Qualified Pension Plan and BRP provide life annuities (with a minimum 5 years’ payments guaranteed) with actuarially equivalent survivor and other payment options, based on credited service for years of employment with any of Masco, its subsidiaries or certain prior Masco affiliates and their subsidiaries. The maximum credited service under each of the Qualified Pension Plan and the BRP is 30 years and the maximum benefit under the SERP accrues after 15 years. Credited service under the SERP commences with the date of hire and includes service only with Masco and businesses in which Masco has a 50% or greater interest. Mr. DeMarie was employed for four years in one of the Company’s businesses that did not provide coverage under the Qualified Pension Plan or the BRP. Mr. Wadhams was employed by Masco for eight years and by a prior Masco affiliate for 17 years before returning to Masco in 2001. As a part of the agreement under which Mr. Wadhams rejoined Masco in 2001, we agreed to credit him with full vesting in the maximum benefit under our SERP as well as guarantee his retiree medical benefits from a prior employer. The SERP for Mr. Gargaro also credits him with a maximum benefit that is fully vested. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)	The Present Value of Accumulated Benefits was calculated as of December 31, 2008 using (a) the normal form of benefit payable under each plan using base pay only for the Qualified Pension Plan and BRP (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in the Company’s Annual Report Form 10-K as filed for the year ended December 31, 2008. Although SEC disclosure rules require a lump sum calculation, none of these plans (other than the SERP, in the case of a change in control or alternate change in control) provides benefits in a lump sum.

(3)	Qualified Pension Plan payments and portions of the payments under the BRP and the SERP commenced in early 2009 following the retirements of Messrs. Leekley and Gargaro.

Payments Upon Change in Control

Retirement Plans

For each participant who did not have a full 60% benefit accrual, change in control or an alternate change in control would cause accrued benefits under the SERP to increase by an additional 4% for each year then remaining between the date of the change in control or alternate change in control and the participant’s 65th birthday (not to exceed a total benefit of 60%), and all participants’ accruals would thereupon become 100% vested. As described above in “Compensation Discussion and Analysis,” in October, 2008 an alternate change in control definition was added to the plan which complies with Section 409A of the Code and is narrower than the plan’s previous change in control provision. Consequently, using the discount rates and mortality assumptions specified in the SERP (equal to the PBGC discount rates for lump sums in plan terminations, as in effect four months prior to the change in control or alternate change in control, and the UP-1984 mortality table, which differ from the rates and assumptions used to calculate the lump sums set forth in the Pension Plan Table), assuming an alternate change in control occurred as of December 31, 2008 the Plan would have required the following payments of full benefits within a year following that date: $5,841,454 for Mr. Wadhams; $1,482,385 for Mr. Sznewajs; $12,923,652 for Mr. Manoogian; $3,045,823 for Mr. DeMarie; $2,345,160 for Mr. Anderson; $7,003,055 for Mr. Leekley and $2,698,596 for Mr. Gargaro, in each case reflecting the integration with other Company-funded retirement plans (and where applicable, prior employers’ plans) as described above under SERP. If a change in control occurs which does not meet the narrower alternate change in control definition, lesser lump sum values (reflecting the portion of benefits not subject to Code Section 409A) would have been payable and the portion of benefits subject to Section 409A would then not be paid in a lump sum but such benefits would be paid over time as provided by the plan as if such event had not occurred.

Under the BRP, defined benefits accrued as of the date of a change in control or alternate change in control, to the extent not vested, would become 100% vested as of such date. Using the discount rates and mortality assumptions specified in the BRP (which are the same PBGC and UP-1984 rates as specified above for the SERP), assuming an alternate change in control occurred as of December 31, 2008 the BRP would have required the following benefit payments within a year following that date: $1,067,313 for Mr. Wadhams; $80,948 for Mr. Sznewajs; $3,137,441 for Mr. Manoogian; $165,031 for Mr. DeMarie; $147,155 for Mr. Anderson; $2,082,725 for Mr. Leekley; and $375,274 for Mr. Gargaro. The BRP did not previously have any change in control provision. The BRP was amended in October 2008, as discussed above in the “Compensation Discussion and Analysis,” to provide that any change in control would result in funding a trust but the indicated lump sum benefits would be payable only upon the occurrence of an alternate change in control, and in the case of a change in control benefits would then not be paid in a lump sum, but would be paid over time as provided by the plan as if such event had not occurred.

Neither the Qualified Pension Plan nor the Qualified Profit Sharing Plan has a change in control vesting trigger nor any provision for accelerated benefit payments upon change in control or alternate change in control.

Equity Plans

A change in control would also trigger vesting of otherwise unvested restricted stock and option awards. The incremental values for vestings of restricted stock for a change in control at December 31, 2008 are shown in the last column of the table, “2008 Outstanding Equity Awards at Fiscal-Year-End.” Because the exercise prices of unvested options at December 31, 2008 were greater than the market price of our common stock on that date, there would have been no incremental value for such vestings of stock options for a change in control at December 31, 2008.

A general description of “change in control” appears in the “Compensation Discussion and Analysis”. Assuming a change in control occurred as of December 31, 2008 (when our stock price was $11.13 per share), we have determined that no “golden parachute payments” would have been made and no excise tax would have been triggered under Code Section 4999 for any named executive officer, except for Messrs. DeMarie and Sznewajs, whose payments on account of the excise tax would have been $1,747,751 and $714,448, respectively.

Other Arrangements

The Company has agreed to pay Mr. DeMarie the difference (if negative) between the then sale price of his Michigan residence and the price paid by him when he purchased it, if he elects to relocate to Florida upon a change in control (or for any reason other than his voluntary resignation or discharge for cause). Mr. DeMarie must exercise this right before June 15, 2010 and he must agree to continue his employment with the Company for at least one year following such relocation.

Payments Upon Termination, Disability or Death

Retirement Plans

If retirement at or after age 65, or voluntary or involuntary termination of employment had occurred at December 31, 2008, all of the named executive officers would be fully vested in the values shown in the last column of the 2008 Pension Plan Table together with all amounts in column C in the table entitled 2008 Non-qualified Deferred Compensation Plan, and benefits would become payable pursuant to the plans (e.g., with benefits under defined benefit plans reduced for joint-life pension options and for payments commencing after age 55 and prior to age 65, and with no payments made prior to age 65 under the SERP — see Retirement above); provided, however, in the case of voluntary or involuntary termination of employment at that date, the amounts for the SERP otherwise shown in the Pension Plan Table for Messrs. DeMarie and Sznewajs would have been reduced to their vested benefit (42% and 32%, respectively). As noted above, other than in the case of an alternate change in control or change in control under the SERP, the values shown in the Pension Plan Table would be paid as monthly annuities and not as lump sums. In addition, upon retirement or voluntary or involuntary termination of employment, each named executive officer would be entitled to a distribution of his vested account in the Company’s tax-qualified profit sharing and 401(k) savings plans (each such officer is presently 100% vested in these accounts).

If death had terminated the employment of any of the named executive officers at December 31, 2008, the surviving spouse would receive an annual pension benefit calculated as (i) the value of the benefits from defined benefit pension plans shown in the 2008 Pension Plan Table (actuarially adjusted for the joint-survivor coverage effective under these plans) other than the SERP plus distributions from the Company’s defined contribution plans (the defined contribution portion of the BRP and the Qualified Profit Sharing Plan) (collectively, the “offsets”) plus (ii) 45% of the value shown in the 2008 Pension Plan Table for the SERP reduced by the foregoing offsets, yielding annual survivor’s pensions in the case of death of Mr. Wadhams $466,553; Mr. Sznewajs $237,939; Mr. Manoogian $816,375; Mr. DeMarie $370,220; Mr. Anderson $178,336; Mr. Leekley $313,142; and Mr. Gargaro $152,133.

If disability terminated the employment of any of the named executive officers, as a salaried employee he would receive a disability benefit of 60% of the base salary amount shown in the second column of the Summary Compensation Table, with a maximum benefit of $120,000 per year. If disability had occurred at December 31, 2008, each of the named executive officers (other than Messrs. Manoogian, Leekley and Gargaro, each of whom was older than age 65 at December 31, 2008) would have received the disability benefit described in the fourth paragraph of Other Non-qualified Deferred Compensation — SERP, which after reduction by the foregoing $120,000 benefit, would have resulted in an annual disability benefit of $1,392,000 for Mr. Wadhams; $387,300 for Mr. Sznewajs; $870,000 for Mr. DeMarie; and $307,200 for Mr. Anderson. Such payments would terminate upon the earlier to occur of death, recovery from disability or attainment of age 65, whereupon the retirement, termination or death provisions as described in the two preceding paragraphs would become effective.

In addition to the retirement benefits described above and under “Retirement”, there is provision for post-retirement medical benefits for the named executive officers and their spouses as described under “Other Non-qualified Deferred Compensation — SERP.”

Equity Plans

Absent an agreement for post-termination extended vesting, voluntary or involuntary termination of employment would result in forfeiture to the Company of all restricted stock awards effective upon termination as well as forfeiture to the Company of all unvested option awards; vested options remain exercisable for 30 days (in the case of voluntary termination) or 3 months (in the case of involuntary termination) following the date of termination but not in either case beyond the originally specified maximum period. Vested options at December 31, 2008 are shown in the second column under Outstanding Equity Awards at Fiscal Year End. Notwithstanding, the Company may exercise its discretionary right to terminate unexercised options that vested within 2 years prior to termination and to recover the after-tax proceeds for exercises of options which vested within 2 years prior to termination.

In the case of disability or death, whether before or after normal retirement date, all restrictions on restricted shares would lapse. Disability or death would cause all unvested options to become exercisable; in the case of disability, for the maximum period of time allowed under the original award(s), and in the case of death, for up to a year but not beyond any originally specified maximum period. If death or disability had occurred at December 31, 2008, the number of unvested restricted and option shares are shown respectively in the last and third columns under Outstanding Equity Awards at Fiscal Year-End.

Retirement at or after age 65 would also result in continued vesting of restricted shares (with vesting generally completed by age 71, or for restricted shares first awarded during or after the year in which the participant attains age 65, within 5 years) and continued vesting of options.

Other Arrangements

As noted above in the “Compensation Discussion and Analysis,” it is the Company’s general policy not to enter into employment or severance contracts. On an individually-negotiated basis the Company from time-to-time enters into severance arrangements or arrangements for an executive’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board of Directors adopted a written policy that requires the Board or a committee of independent Directors to approve or ratify any transaction involving the Company in which any Director, Director nominee, executive officer, 5% beneficial owner or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest. This policy covers financial transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships, including indebtedness and guarantees of indebtedness as well as transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest. The policy requires Directors, Director nominees and executive officers to provide prompt written notice to the Corporate Secretary of any related transaction so it can be reviewed by the Corporate Governance and Nominating Committee to determine whether the related person has a direct or indirect material interest. If the Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. The Committee annually reviews previously approved related transactions to determine whether such transactions should continue.

These procedures have been followed in connection with the review of the transactions described below. There have been no transactions since January 1, 2008 required to be described in this Proxy Statement that were not subject to review, approval or ratification by this policy.

For 2008, Mr. Manoogian personally reimbursed the Company an aggregate of $364,000 in cash for the value of various financial, accounting and tax services and administrative assistance provided to him by the Company. Two charitable foundations established by Mr. Manoogian and by his father Mr. Alex Manoogian, who founded the Company, also separately reimbursed the Company an aggregate of $228,200 for accounting and administrative services provided by the Company during 2008. These foundations also make charitable donations similar to the Masco Corporation Foundation. Mr. Manoogian has continued to lend a significant number of his personal artworks to the Company at its headquarters, but this arrangement is at no charge to the Company and with no reimbursement to Mr. Manoogian for insurance, restoration and the other costs he personally incurs with respect to the artworks on loan. See “Compensation Discussion and Analysis — Analysis of 2008 Executive Compensation — Perquisites and Other Compensation” for a description of the arrangement between Mr. Manoogian and the Company regarding the continued use of and reimbursement for these services.

In connection with Mr. Leekley’s retirement as Senior Vice President and General Counsel in 2008, at the Company’s request Mr. Leekley agreed to provide consulting services to the Company in 2009, not to exceed the equivalent of 20% of full time employment, for $200,000.

PROPOSAL TO APPROVE
THE AMENDMENT OF THE 2005 LONG TERM STOCK INCENTIVE PLAN

Masco common stock is a major part of long-term compensation for our key employees. As noted in the “Compensation Discussion and Analysis,” for many years the Company has recognized that having an ownership interest in the Company is critical to aligning the financial interests of our key employees with the interests of our stockholders. In order to ensure that shares continue to be available, the Board of Directors has amended the Masco Corporation 2005 Long Term Incentive Plan (the “2005 Plan”), subject to stockholder approval, principally to increase the number of shares that may be granted under the 2005 Plan. The amendment is being submitted to stockholders for approval at the Annual Meeting. We refer to this proposed amendment as the “2009 plan amendment”.

As approved by stockholders in 2005, the 2005 Plan included 25,000,000 shares. As of March 16, 2009, there were available for grant under the 2005 Plan less than 2,000,000 shares. This amount is not sufficient to meet the Company’s needs beyond 2009 given the significant role equity plays in our compensation practices.

The Board of Directors has approved the 2009 plan amendment, subject to stockholder approval, principally to make an additional 9,000,000 shares available for issuance of awards granted on or after May 12, 2009. If stockholders do not approve the 2009 plan amendment at the Annual Meeting, the 2005 Plan will remain in effect. You are urged to read this entire proposal and the plan document attached as Appendix B. We have explained our reasons for supporting this proposal below.

Equity is a Critical Tool in a Challenging Business Environment.  The current business environment has been one of the most challenging in our more than 75-year history. Extraordinary macroeconomic developments over the past several months have resulted in a significant negative impact on our revenues and earnings. In this difficult environment, we believe that equity-based compensation plays a critical role for two reasons: (i) it provides incentive for executives to create long-term stockholder value, thus aligning management and stockholders’ interests, and (ii) it emphasizes pay for performance, linking executive compensation to Company performance. If the 2009 plan amendment is not approved, we will quickly lose our ability to utilize equity as a compensation tool as the 2005 Plan runs out of shares, severely restricting our ability to compensate and retain current employees, and to continue to attract the new talent to Masco that is essential for the continuing success of our businesses.

Executive Compensation must be aligned with Long-Term Stockholder Value.  We believe it is essential to link executive compensation and long-term stockholder value creation, and we rely heavily on equity compensation to accomplish this. Over the past several years, we have reduced the percentage of total compensation represented by base salary and have increased equity performance-based opportunities to more closely align executive compensation with our stockholders’ interests. As a result of this changed emphasis, in four of the last six years our executive officers did not receive increases in base salary (other than in connection with promotions and changes in responsibilities), and as noted above, executive salaries were generally reduced by 5% in July 2008 and frozen at that level for two years. The salary reduction was replaced with increasing performance-based compensation. Our most senior executives have the most equity compensation at risk, but equity compensation represents a significant portion of the compensation package for most of our key employees. Once equity awards are granted, they vest over an extended period of time that exceeds those of many other companies, and therefore the value ultimately realized from these awards depends on the long-term value of our common stock. Stock options inherently have no value unless the price of Masco common stock increases. We strongly believe that granting equity awards motivates employees to think and behave like owners, rewarding them when value is created for stockholders. If the 2009 plan amendment is not approved by stockholders, we will not be able to maintain the levels of equity compensation that we think best aligns our executives’ interests with those of our stockholders.

Emphasis on Pay-for-Performance.  Our restricted stock award grants are based on the attainment of specific financial targets, creating a direct link between pay and Company performance. If those targets are not met, the shares are not granted. As noted above, stock option grants have no value unless Company stock price increases from the date of grant. To further emphasize pay for performance, our cash bonuses are also based on the achievement of specific financial targets. For 2008, those targets were not met and no performance based cash bonuses or restricted stock awards were earned. Equity and cash compensation that is based on Company performance currently represents a greater percentage of the aggregate of salary, cash bonus and restricted stock award opportunities than it ever has in our history. Our Compensation Committee and management believe that our emphasis on pay for performance best serves our stockholders’ interests, especially in the type of challenging environment we are facing today. If stockholders do not approve the 2009 plan amendment, our ability to continue to emphasize pay for performance will be substantially impaired.

Increased Cash Compensation Expense.  If the 2009 plan amendment is not approved by stockholders, we may have to use cash to satisfy the equity components of our compensation programs, which could significantly increase our cash outflow as we replace equity with cash. The Company’s after-tax compensation expense may also increase because our tax deduction for equity compensation is based on the value of our common stock when a restricted stock award vests or an option is exercised, and would include any stock price appreciation from the date of the grant to the vesting or exercise date.

The Need to Provide Competitive Compensation.  We believe that equity compensation is an integral part of a competitive compensation package necessary to recruit, retain and reward key employees. Equity awards are commonly used by companies in our peer group and the other types of firms with which we believe we compete for executive talent. Therefore, we believe it is critical to provide long-term incentive awards as a significant part of our compensation package. Our ability to grant equity compensation is especially critical at this time, given that upon management’s recommendation our Compensation Committee decided in March 2009 to freeze our Supplemental Executive Retirement Plan, effectively eliminating a significant component of our long-term compensation, as well as an important aspect of executive retention. It is also important to note that it is our general policy not to enter into employment contracts with our executive officers, or to otherwise establish individual severance or other arrangements that entitle our executives to additional compensation such as salary or bonus following termination of employment. Not only does this practice necessarily place greater reliance on the importance of our equity compensation, but because we do not have non-compete arrangements that are typically a part of such employment agreements, the non-compete provisions that are generally a part of our equity grants become more significant. We believe that if the 2009 plan amendment is not approved by stockholders, Masco may be placed at a significant competitive disadvantage in the marketplace for attracting and retaining executive talent.

Historical Company Equity Usage.  We believe that our historic equity usage has been in line with industry norms on an aggregate basis. We set targets for equity compensation based on industry standards and other data provided to the Committee by Hewitt Associates, its compensation consultant. Based on this information, we believe that our equity usage is consistent with the broader market as well as with the peer group of companies with which we compare the overall competitiveness of our compensation programs. Including our request for an additional 9,000,000 shares pursuant to the 2009 plan amendment, our 2008 fiscal year-end fully-diluted “overhang” was about 13.8%. “Overhang” is calculated as follows: Outstanding equity awards + shares available for grant divided by common shares outstanding + outstanding equity awards + shares available for grant.

The following lists key features of the 2005 Plan, as amended by the 2009 plan amendment. The 2005 Plan as amended is summarized in more detail below, and is attached to this proxy as Appendix B:

•	Limit on Shares Authorized. The 2005 Plan authorizes the grant of 9,000,000 shares of Company common stock in addition to the 25,000,000 originally authorized. In addition, shares that are subject to awards that are cancelled or forfeited or that expire may be re-granted.

•	Limit on Shares Available For Restricted Stock Awards. Of the shares of Company common stock available for grant under the 2005 Plan, 3,383,656 shares may be used for grants of restricted stock or restricted stock units.

•	Minimum Three-Year Vesting. Awards of stock options and restricted stock will not fully vest before the third anniversary of the date of grant, subject to certain exceptions for death and permanent and total disability or upon a change in control as described below and except under special circumstances as determined by the Committee.

•	No Discount Stock Options. The 2005 Plan prohibits the grant of a stock option with an exercise price less than the fair market value of our common stock on the date of grant.

•	No Repricing of Stock Options. The 2005 Plan prohibits the repricing of stock options either by amendment of an award agreement or by substitution of a new option award at a lower price. The Company has never repriced stock options.

•	No Restoration or Reload Options. The 2005 Plan prohibits the granting of restoration options, other than restoration options resulting from options granted under the 1991 Long Term Stock Incentive Plan (the “1991 Plan”), which was replaced by the 2005 Plan.

•	Independent Committee Administration. The 2005 Plan is administered by the Organization and Compensation Committee, a committee of the Board (“Committee”) whose members satisfy the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934, the applicable rules of the New York Stock Exchange and the “outside director” requirement of Code Section 162(m).

Summary of the 2005 Long Term Stock Incentive Plan, as amended by the 2009 plan amendment

Eligibility.  Awards under the 2005 Plan may be granted to key employees of and consultants to the Company and its affiliates and to directors of the Company. The number of key employees and consultants of the Company and its affiliates eligible to receive awards in any given year is subject to the discretion of the Committee and has not been determined at this time. In addition, the employees or consultants who are to receive awards, the value of awards that will be granted to any employee or consultant, and the amounts to be payable with respect to awards, have not been determined at this time. The 2005 Plan will remain in existence as to all outstanding awards until all awards are either exercised or terminated; however, no award can be made after May 10, 2015.

Types of Awards.  The 2005 Plan authorizes awards in the form of stock options, SARs, restricted stock, restricted stock units, performance awards and dividend equivalents. Awards may be granted either alone or in addition to, in tandem with or in substitution for any award granted under the 2005 Plan or another plan of the Company or an affiliate.

Stock Options.  Stock options are rights to purchase a specified number of shares of Company common stock at an exercise price of not less than 100 percent of the fair market value on the date of grant, except in the case of options granted in substitution of options previously granted by a company subsequently acquired by the Company. The maximum term of an option awarded under the 2005 Plan is ten years after the initial date of grant. Stock options may be either incentive stock options (“ISOs”) or non-qualified stock options. Awards of ISOs will include such additional terms as are necessary to satisfy the applicable requirements of the tax law. The maximum number of ISOs that can be granted under the 2005 Plan is 7,510,315.

Stock Appreciation Rights.  SARs entitle the recipients to receive, upon surrender of the SAR, the excess of the fair market value of a specified number of shares of Company common stock on the date the SAR is surrendered over the fair market value of such shares on the date of grant.

Restricted Stock.  A restricted stock award may provide the recipient with all of the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends. Restricted stock generally will be subject to certain forfeiture conditions and may not be transferred by the recipient until such restrictions lapse.

Restricted Stock Units.  A restricted stock unit is the right to receive cash, other securities, other awards or other property subject to the termination of a restricted period specified by the Committee. Restricted stock units generally will be subject to certain forfeiture conditions and may not be transferred by the recipient until the restrictions lapse. Restricted stock units are not outstanding shares of stock and do not entitle a participant to voting or other rights; however, an award of restricted stock units may provide for the crediting of additional stock units based on the value of dividends paid on Company common stock while the award is outstanding.

Dividend Equivalents.  Stock awards under the 2005 Plan are eligible for cash dividends. The Committee may provide for the payment of dividend equivalents with respect to any option, SAR or other award pursuant to which shares of Company common stock are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each share subject to the award, if it had been outstanding from the date of the grant. Dividend equivalents may be payable in cash or in shares of Company common stock.

Performance Awards.  The 2005 Plan also provides for the grant of performance awards that may be denominated in, or payable in cash, Company common stock, other securities or awards under the 2005 Plan. Performance awards confer rights valued as determined by the Committee and payable to (or exercisable by) the recipient, in whole or in part, upon achievement of such performance goals during the performance period established by the Committee. Performance awards to executive officers under the 2005 Plan are intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code. In order to satisfy the requirements of Section 162(m), the performance criteria on which performance awards may be based must be approved by shareholders. Approval of these criteria is the subject of a separate proposal, “Proposal to Approve Material Terms of Performance Goals under the 2005 Long Term Stock Incentive Plan” beginning on page 44.

The maximum annual amounts payable to any one participant as performance-based awards are as follows:

•	Cash Maximum: The aggregate amount payable to any participant under all cash-denominated performance awards granted to such participant under the 2005 Plan in any year is $10,000,000. There is no maximum aggregate dollar amount of cash-based performance awards under the 2005 Plan.

•	Share Maximum: The aggregate number of shares of Company common stock deliverable to any participant upon settlement under all share-denominated performance awards granted to such participant under the 2005 Plan in any year is 2,000,000 shares.

•	Options and SARs: The maximum number of options and SARs under the 2005 Plan that may be granted during any calendar year to any participant is 4,000,000 shares plus any unused carryover from a prior year.

Authorized Shares.  The stock that may be issued pursuant to an award under the 2005 Plan will be shares of Company common stock, par value $1.00. Stock may be authorized but unissued shares of the Company or treasury shares held by the Company. The Company common stock that may be issued in respect of awards under the 2005 Plan may not exceed 10,893,971 shares. Notwithstanding the foregoing, any unexercised or undistributed portion of any forfeited award under the 2005 Plan or its predecessor plan, will again be available for award under the 2005 Plan, whether or not the participant has received benefits of ownership (such as dividends, dividend equivalents or voting rights) during the period in which the participant’s ownership was restricted or otherwise not vested; provided that the maximum number of shares of stock that may be issued and delivered upon vesting of restricted stock or restricted stock units under the 2005 Plan is limited to 3,383,656 shares.

Terms of Awards.  Each award under the 2005 Plan will be evidenced by an award agreement in a form approved by the Committee setting forth, in the case of share-based awards, the number of shares of stock or share units, as applicable, subject to the award, and the price (if any) and term of the award and, in the case of performance awards, the applicable performance goals. Award agreements for SARs will also include the method of exercise and settlement. Awards under the 2005 Plan that are not vested or exercised generally will be nontransferable by a holder (other than by will or the laws of descent and distribution).

Options under the 2005 Plan will also be subject to the following provisions unless the Committee determines otherwise. Options will not become fully exercisable prior to the third anniversary of the date of grant, subject to certain exceptions. Options will continue to vest as long as the participant’s employment continues or if an employee retires on or after the normal retirement date. Options become immediately exercisable upon the participant’s death or following termination of employment due to permanent and total disability. Options may be exercised for only a limited period of time following termination of employment or for one year following death. Notwithstanding the foregoing, all options vest immediately in the event of a change in control as described below.

Unless the Committee determines otherwise, awards of restricted stock and restricted stock units will be subject to the terms described below. Awards of restricted stock and restricted stock units will not fully vest prior to the third anniversary of the date of grant, subject to certain exceptions. Restrictions on restricted stock and restricted stock units will lapse as long as the participant’s employment continues or after the normal retirement date, except that all restrictions lapse immediately upon death or upon termination of employment due to permanent and total disability. Notwithstanding the foregoing, all restrictions lapse in the event of a change in control.

Award agreements may contain any other terms, consistent with the 2005 Plan, as the Committee may determine, including any requirements for continued employment and any other restrictions or conditions

(including performance requirements and holding periods). Consistent with current practice, it is anticipated that award agreements for options and restricted stock will continue to contain a non-competition provision and a provision for forfeiture of an award on account of activities that may be detrimental to the interests of the Company following termination of employment.

Withholding.  The Company retains the right to deduct or withhold or to take any action as may be necessary to satisfy any tax required to be withheld with respect to any taxable event relating to an award under the 2005 Plan.

Adjustments to Stock; Corporate Reorganizations.  The Committee is authorized to adjust the number and type of shares (securities or other property) available for awards and subject to outstanding awards and the grant, purchase or exercise price with respect to outstanding awards and, if appropriate, make provision for cash payments to holders of awards (as well as individual share and share unit limits on awards, performance targets and exercise prices of awards) upon the occurrence of unusual or nonrecurring events affecting the Company or its financial statements or of changes in applicable laws, regulations or accounting principles.

Change in Control.  The 2005 Plan provides that all awards will vest and any restrictions and other conditions applicable to awards will lapse upon a change in control. A change in control under the 2005 Plan is defined generally to include a change, during any twenty-four month period, in a majority of the incumbent Directors, defined as Directors whose election by the Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board. An incumbent Director does not include Directors who are elected within one year after a person, without Board approval, commences a tender offer or acquires at least 25 percent of the combined voting power of the Company or, who assumes office as a result of an election contest or proxy solicitation other than on behalf of the Board.

Administration.  The 2005 Plan provides that it shall be administered by a committee of the Board of Directors that satisfies the applicable rules of the New York Stock Exchange, the “non-employee director” provisions of Rule 16b-3 under the Exchange Act, and the “outside director” requirements of Section 162(m) of the Code.

The Committee has the authority, subject to the express limitations in the 2005 Plan, to designate recipients of awards, determine or modify the form, amount, terms, conditions, restrictions, and limitations of awards, including vesting provisions, terms of exercise of an award, expiration dates and the treatment of an award in the event of the retirement, disability, death or other termination of a participant’s employment with the Company, and to construe and interpret the 2005 Plan. The Committee also has the authority to grant awards under the 2005 Plan in substitution for or as the result of the assumption of stock incentive awards held by employees of other entities who become employees of the Company or a subsidiary as a result of a merger or acquisition of the entity.

Amendment and Termination.  The Board has the authority to terminate, suspend or discontinue the 2005 Plan at any time. The Board or the Committee may amend the 2005 Plan or any outstanding award at any time; provided, however,

•	no plan amendment shall be effective until approved by stockholders: (i) if such approval is required in order for the 2005 Plan to continue to satisfy the conditions of the applicable rules and regulations that the Committee has determined to be necessary to comply, and (ii) if such plan amendment would materially (A) increase the number of shares available under the plan or issuable to a participant, (B) change the types of awards that may be granted under the plan, (C) expand the class of persons eligible to receive awards under the plan, or (D) reduce the price at which an option is exercisable;

•	no option may be amended to reduce its initial exercise price other than in connection with certain events specified in the 2005 Plan or the granting of a substitute stock option to participants of another entity’s option plan in connection with a merger with, or acquisition of, such other entity; and

•	without the participant’s consent, no amendment shall impair the rights of a participant under an outstanding award.

Because the Committee retains the discretion to set and change the specific targets for each performance period under a performance award intended to be exempt from Section 162(m), stockholder ratification of the performance criteria will be required, in any event, at five-year intervals in the future to exempt such awards from the limitations on deductibility.

Exclusivity.  The 2005 Plan is not exclusive and does not limit the authority of the Company’s Board or its committees to grant awards or authorize any other compensation, with or without reference to Company common stock, under any other plan or authority.

Federal Income Tax Consequences.  The following is a general description of Federal income tax consequences to participants and the Company relating to non-qualified and incentive stock options and certain other awards that may be granted under the 2005 Plan. This discussion does not purport to cover all tax consequences relating to stock options and other awards.

An optionee will not recognize income upon the grant of a non-qualified stock option. Upon exercise of the option, the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the Company common stock on the date the option is exercised over the option price. The tax basis of the option stock in the hands of the optionee will equal the option price plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the stock will commence on the day the option is exercised. A participant who exercises and holds option stock and sells at a later date will recognize capital gain or loss measured by the difference between the tax basis of the stock and the amount realized on the sale. Such gain or loss will be long-term if the stock is held for more than one year after exercise, and short-term if held for one year or less. The employer will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not recognize taxable income upon the grant of an ISO, and generally will not recognize income upon exercise of the option provided such optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. For alternative minimum tax purposes, however, the amount by which the fair market value of Company common stock on the date of exercise exceeds the option price will be includible in alternative minimum taxable income. An optionee who exercises an ISO and sells the shares more than two years after the grant date and more than one year after exercise will recognize long-term capital gain or loss equal to the difference between the sales proceeds and the option price. An optionee who sells such shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of (a) the difference between the fair market value of such shares on the date of exercise and the option price or (b) the difference between the sales proceeds and the option price. Any remaining gain or loss will be treated as a capital gain or loss. The employer will be entitled to a deduction with respect to an ISO only in the amount of ordinary compensation income recognized by the optionee. The deduction will be allowable at the same time the optionee recognizes the income.

The Federal income tax consequences of other awards authorized under the 2005 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options; restricted stock and stock units subject to a substantial risk of forfeiture result in income recognition equal to the excess of the fair market value of the stock over the purchase price (if any) only at the time the restrictions lapse and stock is delivered in settlement thereof; performance bonuses are generally subject to tax on the payment received; and cash-based awards generally are subject to tax at the time of payment. In each of the foregoing cases, when the participant recognizes income the Company will generally have a corresponding deduction.

If, as a result of a change in control event, a participant’s options, SARs or other rights become immediately exercisable, or restrictions immediately lapse on an award, or cash, shares or other benefits covered by another type of award are immediately vested or issued, the additional economic value, if any, attributable to the acceleration or issuance may be deemed a “parachute payment” under Section 280G of the Code. In such case, the participant may be subject to a 20 percent non-deductible excise tax as to all or a portion of such economic value, in addition to any income tax payable. If so, the participant would be entitled to additional payments to make him or her whole for such excise tax. The Company will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax or any additional payment intended to make the participant whole.

Notwithstanding any of the foregoing discussion with respect to the deductibility of compensation under the 2005 Plan, Section 162(m) of the Code would render non-deductible to the Company certain compensation in excess of $1 million in any year to certain executive officers of the Company, unless such excess compensation is “performance-based” (as defined) or is otherwise exempt from Section 162(m). The applicable conditions of an exemption for a performance-based compensation plan include, among others, a requirement that the stockholders approve the material terms of the plan. Stock options, SARs and certain (but not all) other types of awards that may be granted to executive officers as contemplated by the 2005 Plan are intended to qualify for the exemption for performance-based compensation under Section 162(m).

New Plan Benefits

Because awards under the 2005 Plan as amended by the 2009 plan amendment are subject to the discretion of the Committee, the benefits and amounts that will be received or allocated in the future under the 2005 Plan, as well as amounts that would have been received in the last fiscal year had the 2009 amendment been in effect, are not determinable. See “2008 Grants of Plan-Based Awards” on page 27 for information relating to awards made to named executive officers under the 2005 Plan in 2008.

Vote Required

The approval of the 2009 amendment to the 2005 Plan requires the affirmative vote of a majority of the votes cast by shares entitled to vote thereon. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the proposal. If the proposal is not adopted, the 2005 Plan will remain in effect and the Company will continue to make grants thereunder until its current capacity for grants is exhausted, at which time the Committee will consider other alternatives for compensation.

The Board of Directors recommends a vote FOR approval of the 2009 amendment to the 2005 Long Term Stock Incentive Plan.

PROPOSAL TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER
THE 2005 LONG TERM STOCK INCENTIVE PLAN

Masco is seeking stockholder approval of the material terms of the performance goals under the 2005 Plan. Stockholder approval of such terms would preserve Masco’s ability to deduct compensation associated with future performance-based awards made under the 2005 Plan to certain executives.

Introduction

Section 162(m) of the Code limits the amount a publicly-held company can deduct for compensation in excess of $1 million paid in a given year to its chief executive officer and its three other most highly-compensated officers other than the Chief Financial Officer. “Qualified performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Performance awards granted under the 2005 Plan may constitute qualified performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of the performance goals selected by the Committee. The Committee retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to constitute qualified performance-based compensation, stockholders must approve the material terms of the performance goals every five years.

At the 2005 Annual Meeting held on May 10, 2005, stockholders approved the 2005 Plan, including the material terms of performance goals under the plan, to enable Masco to continue to grant awards that will constitute qualified performance-based compensation for which it may receive income tax deductions.

The 2005 Plan and plan awards are described above under “Proposal to Approve the Amendment of the 2005 Long Term Stock Incentive Plan”.

Performance goals

Performance-based awards (other than stock options and SARs) will, if the Committee intends any such award to qualify as performance-based compensation under Section 162(m), become earned and payable only if pre-established targets relating to any one or more of the following performance measures are achieved during a performance period, as determined by the Committee: net income, return on assets, revenues, total shareholder return, earnings per share, return on invested capital or cash flow (each as determined in accordance with generally accepted accounting principles).

Vote Required

The approval of the material terms of the performance goals under the 2005 Plan requires the affirmative vote of a majority of the votes cast by shares entitled to vote thereon. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the proposal. If the proposal is not approved, the 2005 Plan will remain in effect; however, Performance Awards granted under the 2005 Plan after May 2010 will not constitute qualified performance-based compensation for purposes of Section 162(m) of the Code.

The Board of Directors recommends a vote FOR approval of the material terms of the performance goals under the 2005 Long Term Stock Incentive Plan.

Equity Compensation Plan Information

The Company has three equity compensation plans, the 1991 Long Term Stock Incentive Plan (under which further grants have been discontinued), the 2005 Long Term Stock Incentive Plan and the 1997 Non-Employee Directors Stock Plan (under which further grants have been discontinued). The following table sets forth information as of December 31, 2008 concerning the Company’s three equity compensation plans, each of which was approved by stockholders. This table does not reflect grants made in 2009. The Company does not have any equity compensation plans that are not approved by stockholders.

Number of Securities
	Number of		Remaining Available for
	Securities to be		Future Issuance Under
	Issued Upon	Weighted-Average	Equity Compensation Plans
	Exercise of Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants	Outstanding Options,	Reflected in the
Plan Category	and Rights	Warrants and Rights	First Column)

Equity compensation plans approved by stockholders	31,000,000	$25	9,537,600

RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our financial statements for the year 2009, and believes it appropriate to submit its selection for ratification by stockholders.

PricewaterhouseCoopers LLP has acted as our independent auditors for over 47 years. PricewaterhouseCoopers LLP has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for us. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for Masco for the year 2009.

PRICEWATERHOUSECOOPERS LLP FEES

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2008 and 2007 were (in millions):

	2008	2007

Audit Fees	$12.3	$16.0
Audit-Related Fees	.7	.6
Tax Fees	1.3	1.9
All Other Fees	*	*

Total	$14.3	$18.5

*	Aggregate amount was less than $50,000

The Audit Fees for the years ended December 31, 2008 and 2007 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal control over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

The Audit-Related Fees for services rendered during the years ended December 31, 2008 and 2007 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions, audits not required by law, and consultations concerning the assessment of internal control over financial reporting.

Tax Fees for services rendered during the years ended December 31, 2008 and 2007 were for services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

All Other Fees for services rendered during the years ended December 31, 2008 and 2007 were for miscellaneous services rendered.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by our independent registered public accounting firm PricewaterhouseCoopers LLP. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PricewaterhouseCoopers LLP that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels and not prohibited by law, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to above in the table for 2008 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2008 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish us copies of these ownership reports. Based solely on our review of copies of such ownership reports that we received or written representations from certain reporting persons that no Form 5 ownership reports were required for those persons, we believe that our Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.

2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals for inclusion in Masco’s Proxy Statement and Proxy relating to the 2010 Annual Meeting of Stockholders must provide written notice of such intent to our Corporate Secretary at the address stated in the Notice of Annual Meeting of Stockholders on or before December 9, 2009.

If a stockholder intends to bring a matter before next year’s meeting, other than by timely submitting a proposal to be included in the Proxy Statement, we must receive notice in accordance with our Bylaws. The Bylaws provide that, to be timely, our Secretary Barry J. Silverman must receive notice at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 12, 2010 and no later than February 11, 2010. For each matter a stockholder intends to bring before the meeting, our Bylaws state that the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder’s name and address as it appears in our records; the number of shares of Masco common stock owned by the stockholder; a representation that the stockholder is a holder of record of stock of Masco entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the outstanding Masco common stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.

Stockholders wishing to nominate Director candidates for election to the Board at the 2010 Annual Meeting of Stockholders must submit the following information as set forth in our charter no later than February 22, 2010 to: Barry J. Silverman, Secretary, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180: (a) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Masco entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; (d) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (e) the written consent of each nominee to serve as a Director of Masco if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each such nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Director’s acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information reasonably requested by us.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

We have been notified that certain intermediaries will utilize this procedure for our Proxy materials and the 2008 Annual Report. Therefore, only one Proxy Statement and Annual Report may have been delivered to your address if multiple stockholders share a single address. Stockholders who wish to opt out of this procedure and receive separate copies of the Proxy Statement and Annual Report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly deliver a separate copy of the Proxy Statement for the 2009 Annual Meeting or 2008 Annual Report upon oral request to our Investor Relations Department at (313) 274-7400, written request to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 or e-mail request to webmaster@mascohq.com.

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors

Barry J. Silverman
Secretary

Taylor, Michigan
April 8, 2009

Appendix A

MASCO CORPORATION DIRECTOR INDEPENDENCE STANDARDS

As specified in Masco’s Corporate Governance Guidelines, a majority of the Board shall qualify under the independence and experience requirements of applicable law and the New York Stock Exchange (NYSE). The Board will make a determination regarding the independence of each director annually based on all relevant facts and circumstances at the time the determination is made. The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, has also adopted the following categorical standards to assist it in making a determination of independence.

a) A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

b) A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $110,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) is not independent.

c) (i) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) a director who has an immediate family member who is a current partner of such a firm, (iii) a director who has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent.

d) A director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee, is not independent until three years after the end of the employment relationship.

e) A director who is a current employee, or who beneficially owns more than a 10% equity interest in, or whose immediate family member is a current executive officer, of a corporation, partnership or other business entity, that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues, is not independent.

f) A director who is, or whose immediate family member is, an executive officer of and is active in the day to day operations of a non-profit organization that has received contributions from the Company (cash, in-kind or in the form of product discounts), that exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the last three fiscal years is not independent.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-1

Appendix B

MASCO CORPORATION
2005 LONG TERM STOCK INCENTIVE PLAN
(Amended May 2009)

Section 1.  Purposes.

The purposes of the 2005 Long Term Stock Incentive Plan (the “Plan”) are to encourage selected employees of and consultants to Masco Corporation (the “Company”) and its Affiliates to acquire a proprietary interest in the Company in order to create an increased incentive to contribute to the Company’s future success and prosperity, and enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom the sustained progress, growth and profitability of the Company depend, thus enhancing the value of the Company for the benefit of its stockholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean any entity in which the Company’s direct or indirect equity interest is at least twenty percent, and any other entity in which the Company has a significant direct or indirect equity interest, whether more or less than twenty percent, as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Dividend Equivalent granted under the Plan.

(c) “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted under the Plan which may, but need not, be executed by the Participant.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean at any time during a period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company’s Board, and any new directors (other than Excluded Directors, as hereinafter defined), whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason ceasing to constitute at least a majority of the members thereof. For purposes hereof, “Excluded Directors” are directors whose (i) election by the Board or approval by the Board for stockholder election occurred within one year after any “person” or “group of persons,” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, commencing a tender offer for, or becoming the beneficial owner of, voting securities representing 25 percent or more of the combined voting power of all outstanding voting securities of the Company, other than pursuant to a tender offer approved by the Board prior to its commencement or pursuant to stock acquisitions approved by the Board prior to their representing 25 percent or more of such combined voting power or (ii) initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” shall mean a committee of the Company’s directors designated by the Board to administer the Plan and composed of not less than two directors, each of whom is a “non-employee director,” an “independent director” and an “outside director,” within the meaning of and to the extent required respectively by Rule 16b-3, the applicable rules of the NYSE and Section 162(m) of the Code, and any regulations issued thereunder.

(h) “Dividend Equivalent” shall mean any right granted under Section 6(g) of the Plan.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Executive Group” shall mean every person who the Committee believes may be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which the Company expects to take a deduction of the Award, and (ii) the recipient of compensation of more than $1,000,000 (as such amount appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.

(k) “Incentive Stock Option” shall mean an Option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(l) “Non-Qualified Stock Option” shall mean an Option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(m) “NYSE” shall mean the New York Stock Exchange.

(n) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(o) “Participant” shall mean an employee of or consultant to the Company or any Affiliate or a director of the Company designated to be granted an Award under the Plan or, for the purpose of granting Substitute Awards, a holder of options or other equity based awards relating to the shares of a company acquired by the Company or with which the Company combines.

(p) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(q) “Prior Plan” shall mean the Company’s 1991 Long Term Stock Incentive Plan.

(r) “Restricted Period” shall mean the period of time during which Awards of Restricted Stock or Restricted Stock Units are subject to restrictions.

(s) “Restricted Stock” shall mean any Share granted under Section 6(d) of the Plan.

(t) “Restricted Stock Unit” shall mean any right granted under Section 6(d) of the Plan that is denominated in Shares.

(u) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(v) “Section 16” shall mean Section 16 of the Exchange Act, the rules and regulations promulgated by the Securities and Exchange Commission thereunder, or any successor provision, rule or regulation.

(w) “Shares” shall mean the Company’s common stock, par value $1.00 per share, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(c) of the Plan.

(x) “Stock Appreciation Right” shall mean any right granted under Section 6(c) of the Plan.

(y) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by a Company or with which the Company combines.

Section 3.  Administration.

The Committee shall administer the Plan, and subject to the terms of the Plan and applicable law, the Committee’s authority shall include without limitation the power to:

(i) designate Participants;

(ii) determine the types of Awards to be granted;

(iii) determine the number of Shares to be covered by Awards and any payments, rights or other matters to be calculated in connection therewith;

(iv) determine the terms and conditions of Awards and amend the terms and conditions of outstanding Awards;

(v) determine how, whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended;

(vi) determine how, whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii) determine the methods or procedures for establishing the fair market value of any property (including, without limitation, any Shares or other securities) transferred, exchanged, given or received with respect to the Plan or any Award;

(viii) prescribe and amend the forms of Award Agreements and other instruments required under or advisable with respect to the Plan;

(ix) designate Options granted to key employees of the Company or its subsidiaries as Incentive Stock Options;

(x) interpret and administer the Plan, Award Agreements, Awards and any contract, document, instrument or agreement relating thereto;

(xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the administration of the Plan;

(xii) decide all questions and settle all controversies and disputes which may arise in connection with the Plan, Award Agreements and Awards;

(xiii) delegate to a committee of at least two directors of the Company the authority to designate Participants and grant Awards, and to amend Awards granted to Participants, but only with respect to Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act;

(xiv) delegate to one or more officers or managers of the Company, or a committee of such officers and managers, the authority, subject to such terms and limitations as the Committee shall determine, to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any delegation to management shall conform with the requirements of the NYSE applicable to the Company and Delaware corporate law; and

(xv) make any other determination and take any other action that the Committee deems necessary or desirable for the interpretation, application and administration of the Plan, Award Agreements and Awards.

All designations, determinations, interpretations and other decisions under or with respect to the Plan, Award Agreements or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, Affiliates, Participants, beneficiaries of Awards and stockholders of the Company.

Section 4.  Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 4(c):

The maximum number of Shares available for issuance in respect of Awards made under the Plan shall be 10,893,971 Shares, provided, however, that if for any reason any Award under the Plan or under the Prior Plan (other than a Substitute Award) is forfeited, the number of Shares available for issuance in respect of Awards under the Plan shall be increased by the number of Shares forfeited. Notwithstanding anything to the contrary contained herein, the following shall not increase the number of Shares available for issuance in respect of Awards under the Plan: (i) Shares delivered in payment of an Option, (ii) Shares withheld by the Company to satisfy any tax withholding obligation, and (iii) Shares that are repurchased by the Company with Option proceeds. In addition, Shares covered by an SAR, to the extent that it is exercised and settled in Shares, and regardless of whether or not Shares are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan. The maximum number of Shares that may be issued and delivered upon vesting of Restricted Stock or Restricted Stock Units (including Restricted Stock or Restricted Stock Units issued as Performance Awards pursuant to Section 6(e) hereof), is 3,383,656. Subject to the foregoing, Shares may be made available from the authorized but unissued Shares of the Company or from Shares reacquired by the Company.

(b) Individual Stock-Based Awards.  Subject to adjustment as provided in Section 4(c), no Participant may receive Options or Stock Appreciation Rights under the Plan in any calendar year that relate to more than 4,000,000 Shares in the aggregate; provided, however, that such number may be increased with respect to any Participant by any Shares available for grant to such Participant in accordance with this Section 4(b) in any prior years that were not granted in such prior year. No provision of this Section 4(b) shall be construed as limiting the amount of any other stock-based or cash-based award which may be granted to any Participant.

(c) Adjustments.  Upon the occurrence of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), change in the capital or shares of capital stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or extraordinary transaction or event which affects the Shares, then the Committee shall make such adjustment, if any, in such manner as it deems appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards both to any individual and to all Participants, (ii) outstanding Awards including without limitation the number and type of Shares (or other securities or property) subject thereto, and (iii) the grant, purchase or exercise price with respect to outstanding Awards and, if deemed appropriate, make provision for cash payments to the holders of outstanding Awards; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Substitute Awards.  Shares underlying Substitute Awards shall not reduce the number of shares remaining available for issuance under the Plan for any purpose.

Section 5.  Eligibility.

Any employee of or consultant to the Company or any Affiliate, or any director of the Company, is eligible to be designated a Participant.

Section 6.  Awards.

(a) Options.  (i) Grant.  The Committee is authorized to grant Options to Participants with such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Award Agreement shall specify:

(A) the purchase price per Share under each Option, provided, however, that such price shall be not less than 100% of the fair market value of the Shares underlying such Option on the date of grant (except in the case of Substitute Awards);

(B) the term of each Option (not to exceed ten years); and

(C) the time or times at which an Option may be exercised, in whole or in part, the method or methods by which and the form or forms (including, without limitation, cash, Shares, other Awards or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(ii) Other Terms.  Notwithstanding the following terms, the Committee may impose other terms that may be more or less favorable to the Company as it deems fit. Unless the Committee shall impose such other terms, the following conditions shall apply:

(A) Exercise.  A Participant electing to exercise an Option shall give written notice to the Company, as may be specified by the Committee, of exercise of the Option and the number of Shares elected for exercise, such notice to be accompanied by such instruments or documents as may be required by the Committee, and shall tender the purchase price of the Shares elected for exercise.

(B) Payment.  At the time of exercise of an Option payment in full, or adequate provision therefore, in cash or in Shares or any combination thereof, at the option of the Participant, shall be made for all Shares then being purchased.

(C) Issuance.  The Company shall not be obligated to issue any Shares unless and until:

(1) if the class of Shares at the time is listed upon any stock exchange, the Shares to be issued have been listed, or authorized to be added to the list upon official notice of issuance, upon such exchange, and

(2) in the opinion of the Company’s counsel there has been compliance with applicable law in connection with the issuance and delivery of Shares and such issuance shall have been approved by the Company’s counsel.

Without limiting the generality of the foregoing, the Company may require from the Participant such investment representation or such agreement, if any, as the Company’s counsel may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Participant agree that any sale of the Shares will be made only in such manner as shall be in accordance with law and that the Participant will notify the Company of any intent to make any disposition of the Shares whether by sale, gift or otherwise. The Participant shall take any action reasonably requested by the Company in such connection. A Participant shall have the rights of a stockholder only as and when Shares have been actually issued to the Participant pursuant to the Plan.

(D) Minimum Vesting.  Options may not become fully exercisable prior to the third anniversary of the date of grant, except as provided in Section 6(a)(ii)(E) and Section 7(f) below.

(E) Termination of Employment; Death.  If the employment of a Participant terminates for any reason or if a Participant dies (whether before or after the normal retirement date), Options shall be or become exercisable only as provided in (1) through (5) below:

(1) If such termination is voluntary on the part of the Participant, such Option may be exercised only if and to the extent such Option was exercisable at the date of termination and only within thirty days after the date of termination. Except as so exercised such Option shall expire at the end of such period.

(2) If such termination is involuntary on the part of the Participant, such Option may be exercised only if and to the extent such Option was exercisable at the date of termination and only within three months after the date of termination. Except as so exercised such Option shall expire at the end of such period.

(3) If an employee retires on or after the normal retirement date, such Option shall continue to be and become exercisable in accordance with its terms and the provisions of this Plan.

(4) If a Participant’s employment is terminated by reason of permanent and total disability, all unexercisable installments of such Option shall thereupon become exercisable and shall remain exercisable for the remainder of the Option term.

(5) If a Participant dies, all unexercisable installments of such Option shall thereupon become exercisable and, at any time or times within one year after such death, the Option may be exercised, as to all or any unexercised portion of the Option. The Company may decline to deliver Shares to a designated beneficiary until it receives indemnity against claims of third parties satisfactory to the Company. Except as so exercised such Option shall expire at the end of such period.

(F) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. The maximum number of Shares that may be awarded as Incentive Stock Options is 7,510,315.

(b) Restoration Options.  The Committee may only grant a Participant a restoration Option under this Plan with respect to an option granted by the Company under the Prior Plan, or with respect to a restoration option resulting from such an option, when the Company is contractually bound to grant such restoration Option, and the Participant pays the exercise price by delivering Shares or by attesting to the ownership of such Shares. The restoration option is equal to the number of Shares delivered or attested to by the Participant, and the exercise price shall not be less than 100 percent of the fair market value of the Shares on the date the restoration option is granted. A restoration option otherwise will have the same terms as the original option. Unless the Committee shall otherwise determine, (i) no restoration option shall be granted unless the recipient is an active employee at the time of grant and (ii) the number of Shares which are subject to a restoration Option shall not exceed the number of whole Shares exchanged in payment for the exercise of the underlying Option. No restoration Options shall otherwise be granted under this Plan.

(c) Stock Appreciation Rights.  The Committee is authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the fair market value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise over (ii) the fair market value on the date of grant. Stock Appreciation Rights may not fully vest prior to the third anniversary of the date of grant, except as provided in Sections 6(d)(iv)(B) and 7(f) below.

Subject to the terms of the Plan, the Committee shall determine the grant price, which shall not be less than 100% of the fair market value of the Shares underlying the Stock Appreciation Right on the date of grant, term (not to exceed ten years), methods of exercise and settlement and any other terms and conditions of any Stock Appreciation Right and may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(d) Restricted Stock and Restricted Stock Units.

(i) Issuance.  The Committee is authorized to grant to Participants Awards of Restricted Stock, which shall consist of Shares, and Restricted Stock Units which shall give the Participant the right to receive cash, Shares, other securities, other Awards or other property, in each case subject to the termination of the Restricted Period determined by the Committee. Notwithstanding the following terms, the Committee may impose other terms that may be more or less favorable to the Company as it deems fit. In the absence of any such differing provisions, Awards of Restricted Stock and Restricted Stock Units shall have the provisions described below.

(ii) Restrictions.  The Restricted Period may differ among Participants and may have different expiration dates with respect to portions of Shares covered by the same Award. Subject to the terms of the Plan, Awards of Restricted Stock and Restricted Stock Units shall have such restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise (including the achievement of performance measures as set forth in Section 6(e) hereof), as the Committee may deem appropriate. Any Shares or other securities distributed with respect to Restricted Stock or which a Participant is otherwise entitled to receive by reason of such Shares shall be subject to the restrictions contained in the applicable Award Agreement. Restricted Stock Awards and Restricted Stock Units may not fully vest prior to the third anniversary of the date of grant, except as provided in Sections 6(d)(iv)(B) and 7(f) below. Subject to the aforementioned restrictions and the provisions of the Plan, a Participant shall have all of the rights of a stockholder with respect to Restricted Stock.

(iii) Registration.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates.

(iv) Termination; Death.  If a Participant’s employment terminates for any reason, all Shares of Restricted Stock or Restricted Stock Units theretofore awarded to the Participant which are still subject to restrictions shall upon such termination be forfeited and transferred back to the Company, except as provided in clauses (A) and (B) below.

(A) If an employee ceases to be employed by reason of retirement on or after normal retirement date, the restrictions contained in the Award of Restricted Stock or the Restricted Stock Unit shall continue to lapse in the same manner as though employment had not terminated, subject to clause (B) below and Sections 6(d)(v) and 7(f).

(B) If a Participant ceases to be employed by reason of permanent and total disability or if a Participant dies, whether before or after the normal retirement date, the restrictions contained in such Participant’s Award of Restricted Stock or Restricted Stock Unit shall lapse.

(C) At the expiration of the Restricted Period, the Company shall deliver Shares in the case of an Award of Restricted Stock or Shares, cash, securities or other property, in the case of a Restricted Stock Unit, as follows:

(1) if an assignment to a trust has been made in accordance with Section 7(d)(ii)(B), to such trust; or

(2) if the Restricted Period has expired by reason of death and a beneficiary has been designated in form approved by the Company, to the beneficiary so designated; or

(3) in all other cases, to the Participant or the legal representative of the Participant’s estate.

(v) Acceleration.  New Awards granted to a Participant in or after the calendar year in which such Participant attains age 65 will vest in five equal annual installments or such earlier vesting as may be specified in the Award Agreement. With respect to an Award granted to a Participant prior to the calendar year in which the Participant attains age 65, if in the calendar year in which the Participant attains age 65 the Restricted Period then remaining thereunder is longer than five years, the Restricted Period shall be shortened so that commencing in the calendar year that a Participant attains age 66, the restrictions contained in the Award shall lapse in equal annual installments such that the Participant shall be fully vested not later than the end of the calendar year in which the Participant attains age 70.

(e) Performance Awards.

(i) The Committee is hereby authorized to grant Performance Awards to Participants.

(ii) Subject to the terms of the Plan, a Performance Award granted under the Plan (A) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock or Restricted Stock Units), other securities or other Awards, and (B) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee. Unless the Committee determines otherwise, the performance period relating to any Performance Award shall be at least one calendar year commencing January 1 and ending December 31 (except in circumstances in connection with a Change in Control, in which event the performance period may be shorter than one year).

(iii) Every Performance Award to a member of the Executive Group shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more performance measures with respect to the Company or any of its Affiliates, including the following: (A) net income, (B) return on assets, (C) revenues, (D) total shareholder return, (E) earnings per share; (F) return on invested capital, or (G) cash flow; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company. The following shall be excluded in determining whether any performance criterion has been attained: losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in the Company’s audited financial statements. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. For any Performance Award, the maximum amount that may be delivered or earned in settlement of all such Awards granted in any year shall be (x) if and to the extent that such

Awards are denominated in Shares, 2,000,000 Shares (subject to adjustment as provided in Section 4(c)) and (y) if and to the extent that such Awards are denominated in cash, $10,000,000. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 6(e)(iii) applies upon attainment of such pre-established formula.

(f) Dividend Equivalents.  The Committee is authorized to grant to Participants Awards under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan, such Awards may have such terms and conditions as the Committee shall determine.

(g) Termination of Employment.  Except as otherwise provided in the Plan or determined by the Committee,

(i) Awards granted to, or otherwise held by, employees will terminate, expire and be forfeited upon termination of employment, which shall include a change in status from employee to consultant and termination by reason of the fact that an entity is no longer an Affiliate, and

(ii) a Participant’s employment shall not be considered to be terminated (A) in the case of approved sick leave or other approved leave of absence (not to exceed one year or such other period as the Committee may determine), or (B) in the case of a transfer among the Company and its Affiliates.

(h) Termination of Awards.  Notwithstanding any of the provisions of this Plan or instruments evidencing Awards granted hereunder, other than the provisions of Section 7(f), the Committee may terminate any Award (including the unexercised portion of any Option and any Award of Restricted Stock or Restricted Stock Units which remains subject to restrictions) concurrently with or at any time following termination of employment regardless of the reason for such termination of employment if the Committee shall determine that the Participant has engaged in any activity detrimental to the interests of the Company or an Affiliate.

Section 7.  General.

(a) No Cash Consideration for Awards.  Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other Plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under another Plan of the Company or an Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Forms of Payment Under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(d) Limits on Transfer of Awards.  Awards cannot be transferred, except the Committee is hereby authorized to permit the transfer of Awards under the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i) No Award or right under any Award may be sold, encumbered, pledged, alienated, attached, assigned or transferred in any manner and any attempt to do any of the foregoing shall be void and unenforceable against the Company.

(ii) Notwithstanding the provisions of Section 7(d)(i) above:

(A) An Option may be transferred:

(1) to a beneficiary designated by the Participant in writing on a form approved by the Committee;

(2) by will or the applicable laws of descent and distribution to the personal representative, executor or administrator of the Participant’s estate; or

(3) to a revocable grantor trust established by the Participant for the sole benefit of the Participant during the Participant’s life, and under the terms of which the Participant is and remains the sole trustee until death or physical or mental incapacity. Such assignment shall be effected by a written instrument in form and content satisfactory to the Committee, and the Participant shall deliver to the Committee a true copy of the agreement or other document evidencing such trust. If in the judgment of the Committee the trust to which a Participant may attempt to assign rights under such an Award does not meet the criteria of a trust to which an assignment is permitted by the terms hereof, or if after assignment, because of amendment, by force of law or any other reason such trust no longer meets such criteria, such attempted assignment shall be void and may be disregarded by the Committee and the Company and all rights to any such Options shall revert to and remain solely with the Participant. Notwithstanding a qualified assignment, for the purpose of determining compensation arising by reason of the Option, the Participant, and not the trust to which rights under such an Option may be assigned, shall continue to be considered an employee or consultant, as the case may be, of the Company or an Affiliate, but such trust and the Participant shall be bound by all of the terms and conditions of the Award Agreement and this Plan. Shares issued in the name of and delivered to such trust shall be conclusively considered issuance and delivery to the Participant.

(B) A Participant may assign or transfer rights under an Award of Restricted Stock or Restricted Stock Units:

(1) to a beneficiary designated by the Participant in writing on a form approved by the Committee;

(2) by will or the applicable laws of descent and distribution to the personal representative, executor or administrator of the Participant’s estate; or

(3) to a revocable grantor trust established by the Participant for the sole benefit of the Participant during the Participant’s life, and under the terms of which the Participant is and remains the sole trustee until death or physical or mental incapacity. Such assignment shall be effected by a written instrument in form and content satisfactory to the Committee, and the Participant shall deliver to the Committee a true copy of the agreement or other document evidencing such trust. If in the judgment of the Committee the trust to which a Participant may attempt to assign rights under such an Award does not meet the criteria of a trust to which an assignment is permitted by the terms hereof, or if after assignment, because of amendment, by force of law or any other reason such trust no longer meets such criteria, such attempted assignment shall be void and may be disregarded by the Committee and the Company and all rights to any such Awards shall revert to and remain solely with the Participant. Notwithstanding a qualified assignment, for the purpose of determining compensation arising by reason of the Award, the Participant, and not the trust to which rights under such an Award may be assigned, shall continue to be considered an employee or consultant, as the case may be, of the Company or an Affiliate, but such trust and the Participant shall be bound by all of the terms and conditions of the Award Agreement and this Plan. Shares issued in the name of and delivered to such trust shall be conclusively considered issuance and delivery to the Participant.

(iii) The Committee, the Company and its officers, agents and employees may rely upon any beneficiary designation, assignment or other instrument of transfer, copies of trust agreements and any other documents delivered to them by or on behalf of the Participant which they believe genuine and any action taken by them in reliance thereon shall be conclusive and binding upon the Participant, the personal representatives of the

Participant’s estate and all persons asserting a claim based on an Award. The delivery by a Participant of a beneficiary designation, or an assignment of rights under an Award as permitted hereunder, shall constitute the Participant’s irrevocable undertaking to hold the Committee, the Company and its officers, agents and employees harmless against claims, including any cost or expense incurred in defending against claims, of any person (including the Participant) which may be asserted or alleged to be based on an Award subject to a beneficiary designation or an assignment. In addition, the Company may decline to deliver Shares to a beneficiary until it receives indemnity against claims of third parties satisfactory to the Company.

(e) Share Certificates.  All certificates for, or other indicia of, Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f) Change in Control.

(i) Notwithstanding any of the provisions of this Plan or instruments evidencing Awards granted hereunder, upon a Change in Control of the Company the vesting of all rights of Participants under outstanding Awards shall be accelerated and all restrictions thereon shall terminate in order that Participants may fully realize the benefits thereunder. Such acceleration shall include, without limitation, the immediate exercisability in full of all Options and the termination of restrictions on Restricted Stock and Restricted Stock Units. Further, in addition to the Committee’s authority set forth in Section 4(c), the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (A) provide for the purchase of any such Award, upon the Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable; (B) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (C) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change in Control. Notwithstanding the foregoing and the terms of any Award Agreement, such acceleration of vesting and lapse of any Restricted Period shall not accelerate the time of payment of any Award, other than an Option, constituting deferred compensation not exempt from Section 409A of the Internal Revenue Code.

(ii) (A) In the event that subsequent to a Change in Control it is determined that any payment or distribution by the Company to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, other than any payment pursuant to this Section 7(f)(ii)(A) (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Participant shall be entitled to receive from the Company, within 15 days following the determination described in (2) below, an additional payment (“Excise Tax Adjustment Payment”) in an amount such that after payment by such Participant of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, such Participant retains an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

(B) All determinations required to be made under this Section 7(f)(ii), including whether an Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by PricewaterhouseCoopers LLP, or such other national accounting firm as the Company, or, subsequent to a Change in Control, the Company and the Participant jointly, may designate, for purposes of the Excise Tax, which shall provide detailed supporting calculations to the Company and the affected Participant within 15 business days of the date of the applicable Payment. Except as hereinafter provided, any determination by PricewaterhouseCoopers LLP, or such other national accounting firm, shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code that may exist at the time of the initial determination hereunder, it is possible that (x) certain Excise Tax Adjustment Payments will not have been made by the Company which should have been made (an “Underpayment”), or (y) certain Excise Tax Adjustment Payments will have been made which should not have been made (an “Overpayment”), consistent with the calculations required to be made hereunder. In the event of an Underpayment, such Underpayment shall be promptly paid by the Company to or for the benefit of the affected Participant. In the event that the Participant discovers that an Overpayment shall have occurred, the amount thereof shall be promptly restored to the Company.

(g) Cash Settlement.  Notwithstanding any provision of this Plan or of any Award Agreement to the contrary, any Award outstanding hereunder may at any time be cancelled in the Committee’s sole discretion upon payment of the value of such Award to the holder thereof in cash or in another Award hereunder, such value to be determined by the Committee in its sole discretion.

(h) Option Repricing.  Except as provided in Section 4(c) and in connection with the granting of a Substitute Award, no outstanding Option may be cancelled and replaced with an Option having a lower exercise price.

Section 8.  Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan.  The Board may amend the Plan and the Board or the Committee may amend any outstanding Award; provided, however, that: (I) no Plan amendment shall be effective until approved by stockholders of the Company (i) if any stockholder approval thereof is required in order for the Plan to continue to satisfy the conditions of the applicable rules and regulations that the Committee has determined to be necessary to comply with, and (ii) if such Plan amendment would materially (A) increase the number of Shares available under the Plan or issuable to a Participant (other than a change in the number of Shares made in connection with an event described in Section 4(c) hereof), (B) change the types of Awards that may be granted under the Plan, (C) expand the class of persons eligible to receive Awards under the Plan, or (D) reduce the price at which an Option is exercisable (other than in connection with an event described in Section 4(c) hereof or the granting of a Substitute Award), and (II) without the consent of affected Participants no amendment of the Plan or of any Award may impair the rights of Participants under outstanding Awards.

(b) Waivers.  The Committee may waive any conditions to the Company’s obligations or rights of the Company under any Award theretofore granted, prospectively or retroactively, without the consent of any Participant.

(c) Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan; provided, however, no such adjustment shall be made to an Award granted under Section 6(e)(iii) if the Committee intends such Award to constitute “qualified performance-based compensation” unless such adjustment is permitted under Section 162(m) of the Code.

Section 9.  Correction of Defects, Omissions, and Inconsistencies  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to effectuate the Plan.

Section 10.  General Provisions.

(a) No Rights to Awards.  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards of the same type and the determination of the Committee to grant a waiver or modification of any Award and the terms and conditions thereof need not be the same with respect to each Participant.

(b) Withholding.  The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards or other property) of withholding taxes due in respect of an Award, its exercise or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(c) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) No Right to Employment or Service.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.

(e) Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable Federal law.

(f) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 11.  Term.

The Plan shall be effective as of the date of its approval by the Company’s stockholders and no Awards shall be made under the Plan after May 10, 2015.

Masco Corporation
Annual Meeting of Stockholders
at Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

From Downtown Detroit (East)

•	Take I-94 west to the Pelham Road exit.
•	Turn right onto Pelham Road and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate offices.

From Metro Airport (West)

•	Take I-94 east to the Pelham Road exit.
•	Turn left onto Pelham and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate offices.

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
•	Stay on the service drive and proceed to Van Born Road.
•	Bear right onto Van Born Road and proceed to the corporate offices.

From Toledo (South)

•	Take I-75 north to the Telegraph Road north exit.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate offices.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11423

MASCO CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2009
The stockholder hereby appoints Timothy Wadhams and Barry J. Silverman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Masco Corporation that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on Tuesday, May 12, 2009 at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, and any adjournment or postponement therof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MASCO CORPORATION
21001 VAN BORN ROAD
TAYLOR, MI 48180
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Masco Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Masco Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M11422	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MASCO CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, AND 4.
Vote on Directors
1.	Election of three Class III Directors to hold office until the Annual Meeting in 2012 or until their respective successors are elected and qualified.
			For	Against	Abstain			For	Against	Abstain
	Nominees:					Vote on Proposals

	1a.	Thomas G. Denomme	☐	☐	☐	2.	Ratification of the selection of PriceWaterhouseCoopers LLP as independent auditors for Masco for 2009.	☐	☐	☐

	1b.	Richard A. Manoogian	☐	☐	☐	3.	Proposal to amend the 2005 Long Term Stock Incentive Plan.	☐	☐	☐

	1c.	Mary Ann Van Lokeren	☐	☐	☐	4.	Proposal to approve the material terms of the performance goals under the 2005 Long Term Stock Incentive Plan.	☐	☐	☐

						5.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. if any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date